UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Seagate Technology

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SEAGATE TECHNOLOGY

NOTICE OF 2003 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON OCTOBER 29, 2003

Notice is hereby given that the 2003 Annual General Meeting of Shareholders of Seagate Technology, an exempted company incorporated with limited liability under the laws of the Cayman Islands, will be held at the Quadrus Conference Center at 2400 Sand Hill Road, Menlo Park, California 94025 on Wednesday, October 29, 2003 at 10:00 am Pacific Standard Time, to vote upon the following items:

1.	to elect eleven directors for terms expiring at the 2004 Annual General Meeting of Shareholders;

2.	to approve the material terms of Seagate Technology’s annual incentive bonus plan;

3.	to ratify the appointment of Ernst & Young LLP as independent auditors of Seagate Technology for the fiscal year ending July 2, 2004; and

4.	to transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

The Board of Directors has set September 5, 2003 as the record date for the Annual General Meeting. Only registered holders of Seagate Technology’s common shares at the close of business on that date are entitled to receive notice of the meeting and to attend and vote at the meeting.

Any shareholder entitled to attend and vote at the meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of Seagate Technology shares.

This proxy statement and the accompanying proxy card are first being mailed to shareholders on or about October 7, 2003.

THE PRESENCE AT THE MEETING, IN PERSON OR BY PROXY, OF ONE OR MORE SHAREHOLDERS WHO HOLD SHARES REPRESENTING NOT LESS THAN A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES ENTITLED TO VOTE AT THE MEETING SHALL CONSTITUTE A QUORUM. A PROXY CARD ACCOMPANIES THIS PROXY STATEMENT. IF YOU CANNOT ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE.

By order of the Board of Directors,

William L. Hudson

Executive Vice President, General Counsel and

Corporate Secretary

October     , 2003

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors of Seagate Technology, an exempted company incorporated with limited liability under the laws of the Cayman Islands, is soliciting your proxy for use at the 2003 Annual General Meeting of shareholders to be held on October 29, 2003, and at any postponement or adjournment of the meeting. These proxy materials are first being mailed to shareholders on or about October 7, 2003. Seagate Technology maintains a registered and principal executive office in the Cayman Islands at P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. Seagate Technology’s telephone number at that address is (345) 949-8066. You may visit us at our website located at www.seagate.com. Information contained on, or accessible through, our website is not a part of this proxy statement.

References in this proxy statement to “we,” “our” and “us” are to Seagate Technology.

Date, Time and Place

We will hold the Annual General Meeting at the Quadrus Conference Center at 2400 Sand Hill Road, Menlo Park, California 94025, on Wednesday, October 29, 2003 at 10:00 am Pacific Standard Time, subject to any adjournments or postponements.

Who Can Vote; Votes Per Share

Our only outstanding class of voting securities are our common shares, par value $0.00001 per share. All persons who are registered holders of our common shares at the close of business on September 5, 2003, the record date for the Annual General Meeting, will be entitled to notice of, and to vote at, the Annual General Meeting. As of the close of business on the record date there were outstanding 448,025,812 common shares held by 975 shareholders of record. These shareholders of record will be entitled to one vote per common share, on all matters submitted to a vote of shareholders, so long as those shares are represented at the Annual General Meeting in person or by proxy. Your shares will be represented if you attend and vote at the Annual General Meeting, or if you submit a proxy. Under Cayman Islands law, holders of our common shares do not have appraisal rights with respect to matters to be voted on at the Annual General Meeting.

How to Vote; Submitting Your Proxy

If you are a shareholder of record, you may vote your shares either by voting in person at the Annual General Meeting or by submitting a completed proxy. By completing and submitting the enclosed proxy, you are legally designating another person to vote your shares. The enclosed proxy designates Donald E. Kiernan, James A. Davidson and Stephen J. Luczo, to vote your shares in accordance with the instructions you have indicated on the proxy.

If your shares are held not in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in Seagate Technology’s register of shareholders and the nominee will be entitled to vote your shares. In order to be admitted to the Annual General Meeting, you must bring a letter or account statement showing that you beneficially own the shares held by the nominee. Even if you attend the Annual General Meeting, you will not be able to vote the shares that you hold in street name. Rather, you should instruct your nominee how to vote those shares on your behalf.

If you appoint the individuals named in the enclosed proxy card as your proxies but do not indicate how your shares are to be voted, then your shares will be voted by these individuals in accordance with the Board of Directors’ recommendations, which are contained in this proxy statement. In addition, if any matters other than the proposals contained in this proxy statement are properly brought up at the Annual General Meeting, then the individuals named in the proxy card, as your designated proxies, will have the authority to vote your shares on those matters in accordance with their discretion and judgment if we did not receive notice of such matters within a reasonable time before delivering this proxy statement to our shareholders. For these purposes, we believe a “reasonable time” to be 45 days prior to October 7, 2003, which is August 23, 2003.

Shares Registered Directly in the Name of the Shareholder

If you hold shares of our common stock registered directly in your name in our register of shareholders, you may submit your proxy by mailing your signed proxy card to us. Specific instructions to be followed by registered shareholders are set forth on the enclosed proxy card.

Shares Registered in the Name of a Nominee

Most beneficial owners whose shares are held in the “street name” of a nominee receive instructions for granting proxies from their banks, brokers or other agents, rather that the company’s proxy card.

A number of brokerage firms and banks participate in a program that offers the ability to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in such a program, you may grant a proxy to vote those shares by calling the telephone number that appears on the voting instruction form, or through the Internet in accordance with the instructions set forth on the voting instruction form, that you receive from your broker or bank. Votes submitted by telephone or Internet through such a program must be received by 11:59 p.m. Eastern Standard Time on October 28, 2003.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Annual General Meeting, by: (1) sending a signed revocation thereof to Seagate Technology at 920 Disc Drive, Scotts Valley, California 95066, Attention: Corporate Secretary, which we must receive at least one hour prior to the start of the Annual General Meeting; (2) signing, dating and mailing a new and different proxy card, which we must receive by 5:00 p.m., Pacific Standard Time, on October 28, 2003, or (3) voting your shares in person at the meeting, if you are a shareholder of record. If your shares are registered in the name of a nominee and you submit your proxy by telephone or over the Internet, you may revoke your proxy only by submitting new voting instructions by telephone or Internet, as applicable, which must be received by 11:59 p.m. Eastern Standard Time on October 28, 2003. Attending the Annual General Meeting alone will not revoke your proxy.

Proxy Solicitation

Seagate Technology will bear all costs and expenses of soliciting proxies from shareholders. We are initially soliciting these proxies by mail, but our directors, officers and selected other Seagate Technology employees may also solicit proxies by telephone, facsimile or e-mail or in person. These persons who help us in the solicitation will not be specially compensated for those services, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed by us for their reasonable out-of-pocket expenses incurred in connection with the solicitation. We have retained the services of Morrow & Company, a professional proxy solicitation firm to assist in the solicitation of proxies, at a cost of $6,500, plus expenses, which will be borne by us.

Quorum and Voting Requirements

In order to establish a quorum at the Annual General Meeting, there must be one or more shareholders present at the meeting, either in person or by proxy, holding shares representing not less than a majority of the issued and outstanding shares of Seagate Technology entitled to vote at the meeting. For purposes of determining a quorum, abstentions and broker “non-votes” are counted as represented. A “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.

In order to be approved, each proposal being considered requires the affirmative vote of a majority of the votes cast. Abstentions and broker “non-votes” are not counted and will not affect the voting results.

Voting Procedures and Tabulation

Seagate Technology has appointed a representative of Computershare Trust Company as the inspector of elections to act at the Annual General Meeting and to make a written report thereof. Prior to the Annual General Meeting, the inspector will sign an oath to perform his duties in an impartial manner and according to the best of their ability. The inspectors will ascertain the number of common shares outstanding and the voting power of each, determine the common shares represented at the Annual General Meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties. The determination of the inspectors as to the validity of proxies will be final and binding.

Shareholders Agreement; Sponsor Group

In connection with our initial public offering, which we completed on December 13, 2002, we entered into a new shareholders agreement, dated December 6, 2002 (which we refer to in this proxy statement as the “Seagate Technology Shareholders Agreement”) with our parent company, New SAC, and the members of our sponsor group. Our “sponsor group” is comprised of private equity investment firms, consisting of affiliates of Silver Lake Partners, Texas Pacific Group, August Capital, J.P. Morgan Partners, LLC, investment partnerships of which the general partner, managing general partner or investment manager is affiliated with Goldman, Sachs & Co. and other investors. As of September 15, 2003 members of our sponsor group indirectly (through their investment in our parent company, New SAC) own approximately 63.0% of our outstanding share capital.

Under the terms of the Seagate Technology Shareholders Agreement, our Board of Directors must consist of 11 members. Silver Lake Partners has the right to designate three of the members of our Board of Directors and Texas Pacific Group has the right to designate two of the members of our Board of Directors. In addition, one of our directors must be our Chief Executive Officer and one must be another member of management. The remaining four members of the board must be nominated by our Nominating and Governance Committee and approved by a majority of the other seven directors. The terms of the agreement also provide that the Board of Directors shall have an audit committee, a strategic and financial transactions committee, a compensation committee and a governance committee. At least one director appointed by each of Silver Lake Partners and Texas Pacific Group is required to serve on each such committee of the Board of Directors, with the exception of the audit committee, and Seagate Technology’s Chief Executive Officer is required to serve as the chairman of the strategic and financial transactions committee. The terms of the agreement further require the members of our sponsor group to vote their common shares in a manner that gives effect to the provisions of the agreement, at any annual or special meeting of shareholders of Seagate. See “Certain Relationships and Related Transactions — Seagate Technology Shareholders Agreement” on page 39 for more information regarding this agreement.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

The Board of Directors currently has 11 members. The common shareholders voting as a class have the right to elect all 11 members to the Board of Directors to serve until the next annual meeting of the common shareholders and until their respective successors are duly elected and qualified. Under Seagate Technology’s articles of association, the maximum number of directors constituting the Board of Directors is 15. However, pursuant to the terms of the Seagate Technology Shareholders Agreement, the number of members comprising the Board of Directors is fixed at 11, each of whom is elected annually. As a result, shareholders are being asked to elect 11 directors only. Shareholders may not vote their proxies for a greater number of persons than the number of nominees named below.

Pursuant to the Seagate Technology Shareholders Agreement, Silver Lake Partners has designated Messrs. Davidson, Hutchins and Zander, and Texas Pacific Group has designated Messrs. Bonderman and Coulter, to serve as members of our Board of Directors. Mr. Luczo, as our Chief Executive Officer, and Mr. Watkins as a member of management, are also designated director nominees pursuant to the terms of the Seagate Technology Shareholders Agreement. Messrs. Bradley, Kiernan, Marquardt and Thompson have been nominated and approved as director nominees in accordance with the provisions of the Seagate Technology Shareholders Agreement.

If you submit a proxy designating Donald E. Kiernan, James A. Davidson and Stephen J. Luczo as your proxies but you do not indicate how your shares should be voted, then your shares will be voted in favor of the appointment of all of the nominees. It is currently anticipated that all of the nominees will be willing and able to serve as directors. However, if any nominee becomes unwilling or unable to serve as a director, then the Board of Directors will propose a substitute nominee, and the individuals designated as your proxies will vote to appoint that proposed nominee.

Votes Required; Recommendation of the Board of Directors

The affirmative vote of a majority of all the votes cast by holders of common shares is necessary for approval of the election of each of the directors. Abstentions and broker non-votes as to this proposal will not be counted as votes cast and will have no effect on the result of the vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE ELEVEN (11) NOMINEES LISTED BELOW.

Director Biographies

Set forth below are the biographies of our director nominees. There is no family relationship between any of our directors or executive officers.

With the exception of Senator Bradley, Mr. Kiernan, Mr. Thompson and Mr. Zander, each individual named below holds the same position at New SAC and Seagate Software (Cayman) Holdings Corporation (the parent company of Crystal Decisions, which operates the former software business of Seagate Delaware). Mr. Thompson holds the same position at Seagate Software (Cayman) Holdings Corporation. Mr. Waite also serves as the chairman of the board of directors of Certance Holdings (formerly Seagate Removable Storage Solutions Holdings). We expect that our directors will continue to devote a portion of their time and energy to the affairs of those companies.

Stephen J. Luczo 46 years old Director since November 2000 Chairman, Strategic and Financial Transactions Committee	Mr. Luczo is our Chief Executive Officer and the Chairman of our Board of Directors. Mr. Luczo became a member of our Board of Directors on the closing of the November 2000 transactions and was elected Chairman of Seagate Technology on June 19, 2002. Mr. Luczo joined us in October 1993 as Senior Vice President of Corporate Development. In March 1995, he was appointed Executive Vice President of Corporate Development and Chief Operating Officer of Seagate Software Holdings. In July 1997, he was appointed Chairman of the Board of Directors of Seagate Software Holdings. In September 1997, Mr. Luczo was promoted to President and Chief Operating Officer of Seagate Delaware and, in July 1998, he was promoted to Chief Executive Officer. Mr. Luczo resigned from the office of President of Seagate Delaware, and Mr. Watkins was elected to that office in May 2000. Prior to joining us, Mr. Luczo was Senior Managing Director of the Global Technology Group of Bear, Stearns & Co. Inc., an investment banking firm, from February 1992 to October 1993. Mr. Luczo serves as a member of the boards of directors of Crystal Decisions, Inc., one of our affiliates, e2open and another private company.

William D. Watkins 50 years old Director since November 2000	Mr. Watkins became a member of our Board of Directors on the closing of the November 2000 transactions. Mr. Watkins, our President, Chief Operating Officer and Director, joined us as Executive Vice President of our Recording Media Group in February 1996 with our merger with Conner Peripherals, Inc. In October 1997, Mr. Watkins took on additional responsibility as Executive Vice President of the Disc Drive Operations and, in August 1998, he was appointed to the position of Chief Operating Officer, with responsibility for our disc drive manufacturing, recording media and recording head operations and product development. Prior to joining us, he was President and General Manager of the Disc Division at Conner Peripherals, Inc., an information storage solutions company, from January 1990 until December 1992. In January 1993, Mr. Watkins was promoted to Senior Vice President of Heads & Media Manufacturing Operations at Conner Peripherals, Inc. Mr. Watkins is a member of the boards of directors of Iolon, Inc. and MEMC Electronic Materials, Inc. He also serves on the Executive Advisory Council for IDEMA (International Disc Drives and Equipment Manufacturer Association) and the Executive Advisory Board of Juran Center for Leadership in Quality.

David Bonderman 60 years old Director since November 2000 Member, Compensation Committee	Mr. Bonderman became a member of our Board of Directors on the closing of the November 2000 transactions. Mr. Bonderman is a principal of Texas Pacific Group, a private investment firm he co-founded in 1993. Prior to forming Texas Pacific Group, Mr. Bonderman was Chief Operating Officer and Chief Investment Officer of Robert M. Bass Group, now doing business as Keystone Inc., a private investment firm, from 1983 to August 1992. Mr. Bonderman is a member of the boards of directors of Continental Airlines, Inc., CoStar Group, Inc., Ducati Motor Holdings S.p.A., Gemplus International S.A., ProQuest Company, Ryanair Holdings plc and a number of private companies.

William W. Bradley 60 years old Director since July 2003 Member, Audit Committee	Senator Bradley became a member of our Board of Directors in July 2003. Senator Bradley is a Managing Director of Allen & Company LLC having joined them in November 2002. Additionally, he is chief outside advisor to McKinsey & Company’s non-profit practice. From 1997 to 1999, he was a Senior Advisor and Vice Chairman to the International Council of J.P. Morgan & Co., Inc. During that time, he also served as an essayist for CBS evening news and a visiting professor at Stanford University, Notre Dame University and the University of Maryland. Senator Bradley served in the U.S. Senate from 1979 to 1997, representing the State of New Jersey. In 2000, he was a candidate for the Democratic nomination for President of the United States. He is also a member of the boards of directors of Eastman Kodak Company, Starbucks Corporation and Willis Group Holdings, Limited.

James G. Coulter 43 years old Director since November 2000 Member, Nominating and Corporate Governance Committee and Strategic and Financial Transactions Committee	Mr. Coulter became a member of our Board of Directors on the closing of the November 2000 transactions. Mr. Coulter is a principal of the Texas Pacific Group, a private investment firm he co-founded in 1993. From 1986 to 1992, Mr. Coulter was a Vice President of Keystone, Inc. From 1986 to 1988, Mr. Coulter was also associated with SPO Partners, an investment firm that focuses on public market and private minority investments. Mr. Coulter is a member of the board of directors of J. Crew Group, Inc. and a number of private companies.

James A. Davidson 44 years old Director since November 2000 Chairman, Compensation Committee	Mr. Davidson became a member of our Board of Directors on the closing of the November 2000 transactions. Mr. Davidson is a founder and principal of Silver Lake Partners, a private equity firm. From June 1990 to November 1998, Mr. Davidson was an investment banker with Hambrecht & Quist LLC, most recently serving as a Managing Director and Head of Technology Investment Banking. He is also a member of the board of directors of Enterasys Networks, Inc. and Flextronics International Ltd.

Glenn H. Hutchins 47 years old Director since November 2000 Member, Nominating and Corporate Governance Committee and Strategic and Financial Transactions Committee	Mr. Hutchins became a member of our Board of Directors on the closing of the November 2000 transactions. Mr. Hutchins is a founder and principal of Silver Lake Partners, a private equity firm. From 1994 to 1999, Mr. Hutchins was a Senior Managing Director of The Blackstone Group L.P., where he focused on its private equity investing. Mr. Hutchins is a member of the boards of directors of Gartner, Inc., Ameritrade Holding Corp. and Instinet Group Inc.

Donald E. Kiernan 62 years old Director since April 2003 Chairman, Audit Committee	Mr. Kiernan became a member of our Board of Directors in April 2003. Mr. Kiernan is the retired senior executive vice president and chief financial officer of SBC Communications, where he served for 11 years and was responsible for all financial affairs. Prior to joining SBC, Mr. Kiernan was a partner with Ernst & Young LLP, where he held several positions over his 20-year tenure, including head of the firm’s management consulting practice in Florida and both audit-coordinating partner and managing partner of the firm’s St. Louis office. Mr. Kiernan is also a member of the boards of directors of LaBranche and Company, Inc., Health Management Associates, Inc., Horace Mann Educators Corporation and Viad Corporation.

David F. Marquardt 54 years old Director since November 2000 Member, Nominating and Corporate Governance Committee and Compensation Committee	Mr. Marquardt became a member of our Board of Directors on the closing of the November 2000 transactions. Mr. Marquardt was a co-founder of August Capital, a California based venture capital firm, in 1995. Prior to August Capital, Mr. Marquardt was a partner of Technology Venture Investors, a venture capital firm which he co-founded in 1980. Mr. Marquardt is a member of the boards of directors of Microsoft Corporation, Netopia, Inc., Tumbleweed Communications Corp. and a number of private companies.

John W. Thompson 54 years old Director since November 2000 Member, Audit Committee Chairman, Compensation Committee	Mr. Thompson became a member of our Board of Directors on the closing of the November 2000 transactions. Mr. Thompson is Chairman of the Board of Directors and Chief Executive Officer of Symantec Corporation, an Internet security technology provider. Before joining Symantec in April 1999, Mr. Thompson held various executive and management positions with IBM from 1971. Mr. Thompson is a member of the boards of directors of NiSource, Inc., United Parcel Service, Inc. and Crystal Decisions, Inc.

Edward J. Zander 56 years old Director since November 2002	Mr. Zander became a member of our Board of Directors in November 2002. Mr. Zander joined Silver Lake Partners as a principal in July 2003. Prior to joining Silver Lake Partners, Mr. Zander served as president and chief operating officer of Sun Microsystems, Inc. from January 1998 through June 2002, during which time he oversaw the company’s day-to-day business operations, including hardware and software design and development, global sales, service and customer advocacy, worldwide manufacturing and purchasing, research and development and worldwide marketing. Before assuming these titles, Mr. Zander served as president and chief operating officer of Sun Microsystems Computer Company, where he managed all aspects of development, manufacturing, sales and marketing. Earlier, he served as president of Sun’s software group, where he initiated the development and marketing of Solaris and led the company’s network management, PC integration and software product suites. Mr. Zander has acquired over 25 years of experience in the computer business serving in senior marketing management positions at Apollo Computer Systems Incorporated and Data General Corporation prior to joining Sun in October 1987. Mr. Zander is a member of the boards of directors of Portal Software, Inc., Multilink Technology Corporation and a number of private companies.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Board of Directors held seven meetings (including three special meetings) during our fiscal year ended on June 27, 2003, or “fiscal year 2003.” All of the directors who served during fiscal year 2003 attended at least 75% of the aggregate of all Board of Directors’ meetings and all meetings of the committees of the Board of Directors on which he served, held during fiscal year 2003, except for Mr. Bonderman who attended 40% of the aggregate of all Board of Directors meetings and the meetings of the committees on which he served.

The Board of Directors maintains a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Strategic and Financial Transactions Committee. These committees are described in the following paragraphs.

Audit Committee

The Audit Committee consists of three of our non-management directors. These individuals are Messrs. Kiernan, Thompson and Bradley. Each of these committee members meets the independence and experience requirements of the New York Stock Exchange as currently in effect. The Board of Directors has determined that Mr. Kiernan is an audit committee financial expert and that he is independent for the purposes of applicable New York Stock Exchange rules. Messrs. Kiernan, Thompson and Bradley were all appointed to the Audit Committee by our Board of Directors within the last six months, in order to ensure that our audit committee is comprised solely of non-management directors. Mr. Kiernan currently serves as the Chairman of the Audit Committee. We expect that our Board of Directors will determine that Mr. Kiernan qualifies as independent and as a financial expert under the proposed rules of the New York Stock Exchange and the Securities and Exchange Commission (the “SEC”). The audit committee cannot act without the affirmative votes of a two-member quorum.

The Audit Committee held four meetings during fiscal year 2003. The Audit Committee’s primary duties and responsibilities are to:

•	provide assistance to the Board of Directors in fulfilling its responsibility to Seagate Technology’s shareholders, potential shareholders and the investment community with respect to its oversight of:

—    the quality and integrity Seagate Technology’s financial statements;

—    Seagate Technology’s compliance with legal and regulatory requirements;

—    the independent auditors’ qualifications and independence; and

—    the performance of Seagate Technology’s internal auditors;

•	prepare all reports that the rules of the SEC require to be included in Seagate Technology’s annual proxy statements;

•	review and evaluate, at least annually, the performance of the audit committee and its members, including the compliance of the audit committee with its charter.

The Audit Committee operates pursuant to an Audit Committee Charter adopted by the Board of Directors and which satisfies the applicable requirements of the Sarbanes–Oxley Act of 2002 and the New York Stock Exchange. A copy of this charter is attached to this proxy statement as Appendix A.

The Report of the Audit Committee for fiscal year 2003 can be found on page 11.

Compensation Committee

Our Compensation Committee is comprised of three of our non-management directors, of which one member is designated by Silver Lake Partners and one member is designated by Texas Pacific Group.

Messrs. Davidson, Bonderman and Marquardt currently serve as the members of the Compensation Committee. The Compensation Committee cannot act without the affirmative votes of a two-member quorum that must consist of a member designated by Silver Lake Partners and a member designated by Texas Pacific Group. The Compensation Committee met eight times during fiscal year 2003. Mr. Davidson currently serves as the Chairman of this committee.

The Compensation Committee is responsible for, among other things:

•	discharging in the responsibilities of the Board of Directors relating to the compensation of our officers;

•	producing an annual report on executive compensation for inclusion in our annual proxy statement, in accordance with applicable rules and regulations;

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives and setting the compensation of these officers based on their evaluation;

•	making recommendations to the Board of Directors with respect to compensation plans; and

•	reviewing and evaluating, at least annually, the performance of the Compensation Committee and its members, including the compliance of the Compensation Committee with its charter.

The Report of the Compensation Committee on Executive Compensation can be found on page 25.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is comprised of three of our non-management directors, of which one member is designated by Silver Lake Partners and one member is designated by Texas Pacific Group. Messrs. Hutchins, Coulter and Marquardt currently serve as the members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met once during fiscal year 2003.

The Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying individuals who are qualified to become members of the Board of Directors and selecting, or recommending that the Board of Directors select, the candidates for directorships;

•	developing and recommending to the Board of Directors a set of corporate governance principles applicable to our company;

•	establishing the criteria for selecting new directors;

•	overseeing the process for evaluating the Board of Directors and management; and

•	reviewing and evaluating, at least annually, the performance of the Nominating and Corporate Governance Committee and its members, including the compliance of the Nominating Corporate Governance Committee with its charter.

The Nominating and Corporate Governance Committee has not adopted formal procedures for shareholder submissions of recommendations for nominees for membership of the Board of Directors. However, if you would like to recommend a nominee for membership of the Board of Directors for consideration by this committee, you can submit a written recommendation with the name and other pertinent information of the nominee to: Nominating and Corporate Governance Committee, Seagate Technology, 920 Disc Drive, Scotts Valley, California 95066, Attention: William L. Hudson, General Counsel.

Strategic and Financial Transactions Committee

Our Strategic and Financial Transactions Committee is comprised of three of our directors, of which one must be a non-management director designated by Silver Lake Partners, one must be a non-management director designated by Texas Pacific Group and one must be our Chief Executive Officer, who is required to serve as the chairman of the committee. Messrs. Hutchins, Coulter and Luczo currently serve as the members of the Strategic and Financial Transactions Committee with Mr. Luczo serving as the chairman. The Strategic and Financial Transactions Committee cannot act without the affirmative vote of a three-member quorum that must include a member designated by Silver Lake Partners and a member designated by Texas Pacific Group. The Strategic and Financial Transactions Committee met twice during fiscal year 2003.

The Strategic and Financial Transactions Committee is responsible for, among other things:

•	reviewing potential strategic and financial transactions that we may have the opportunity to participate in from time to time;

•	reporting regularly to the Board of Directors with respect to those transactions reviewed by the committee; and

•	reviewing and evaluating, at least annually, the performance of the Strategic and Financial Transactions Committee and its members, including the compliance of the Strategic and Financial Transactions Committee with its charter.

REPORT OF THE AUDIT COMMITTEE

Seagate Technology’s management is responsible for preparing and presenting Seagate Technology’s financial statements, and Seagate Technology’s independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of these financial statements in accordance with generally accepted auditing standards. The audit committee is responsible for monitoring and overseeing these processes. In connection with the preparation of the financial statements as of and for the year ended June 27, 2003, the Audit Committee performed the following tasks:

(1) reviewed and discussed the audited financial statements for fiscal year 2003 with management and with the independent auditors;

(2) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees”;

(3) received the written disclosures and the letter from the independent accountants as required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees”, and discussed with the independent accountants their independence from management and from Seagate Technology; and

(4) considered the compatibility of non-audit services with the independent auditors’ independence.

Based upon these reviews and discussions, the Audit Committee recommended, and the Board of Directors approved, that Seagate Technology’s audited financial statements be included in Seagate Technology’s Annual Report on Form 10-K for the fiscal year ended June 27, 2003 for filing with the SEC.

The aggregate fees billed for professional services by Ernst & Young LLP in fiscal years 2003 and 2002 are set forth below.

	Fiscal Year
	2003	2002
	(in thousands)
Audit Fees	$3,918	$2,781
Audit-Related Fees	390	316
Tax Fees	2,647	3,471
All Other Fees	554	—

Total	$7,509	$6,568

Audit Fees:    This category includes the audit of Seagate Technology’s annual consolidated financial statements, the review of financial statements included in Seagate Technology’s quarterly reports on Form 10-Q and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes statutory audits required by non-U.S. jurisdictions, fees incurred in connection with the registration statements filed to register our common shares or debt instruments and, for fiscal year 2002, fees incurred in connection with our tender offer and private placement of debt instruments.

Audit Related Fees:    This category consists of assurance and related services provided by Ernst & Young LLP that were reasonably related to the performance of the audit or review of Seagate Technology’s financial statements and which are not reported above under “Audit Fees.” The services corresponding to the fees disclosed under this category include benefit plan audits, advice on accounting matters that arose during the year in connection with the preparation of our financial statements and the quarterly review and annual audit of the financial statements of one of our subsidiaries.

Tax Fees.    This category consists of professional services rendered by Ernst & Young LLP for tax services, including tax compliance, tax advice, tax planning and expatriate tax services.

All Other Fees.    This category consists of fees for advice on a state unclaimed funds audit in fiscal year 2003.

In fiscal year 2002, none of the audit-related fees, tax fees, or fees included in the caption all other fees were pre-approved by the audit committee. In fiscal year 2003, audit related fees of approximately $0.154 million, or 39.5% and tax related fees of approximately $0.342 million, or 12.9%, were pre-approved by the audit committee. No fees included in the caption all other fees were pre-approved by the audit committee for fiscal year 2003. Under the SEC rules, subject to certain de minimis criteria, pre-approval is required for all professional services rendered by the Company’s principal accountant for all services rendered on or after May 6, 2003. The Company is in compliance with these SEC rules.

Pre-Approval of Services

The Audit Committee has established a practice that requires the committee to pre-approve any audit or permitted non-audit services to be provided to Seagate Technology by its independent auditor, Ernst & Young LLP, in advance of such services being provided to the company.

Respectfully submitted,

THE AUDIT COMMITTEE

Donald E. Kiernan, Chairman

William W. Bradley

John W. Thompson

PROPOSAL NO. 2—APPROVAL OF THE MATERIAL

TERMS OF SEAGATE TECHNOLOGY’S ANNUAL

INCENTIVE BONUS PLAN

General

In general, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a limit on corporate tax deductions for compensation in excess of $1 million per year paid by a public company to its chief executive officer and four other most highly compensated executive officers. An exception to this $1 million limitation is provided for “qualified performance-based compensation” that satisfies certain conditions set forth in Section 162(m) of the Code, and the regulations promulgated thereunder. Any such qualified performance-based compensation must be approved by shareholders.

The Board of Directors is seeking the approval of our shareholders of an annual incentive bonus plan (the “Bonus Plan”) that would govern the award and payment of bonuses to certain of our executives. The Bonus Plan is being submitted to shareholders for approval to ensure that payments under the Bonus Plan qualify as “qualified performance-based compensation,” within the meaning of Section 162(m) of the Code, and the regulations promulgated thereunder and, accordingly, will be eligible for deductibility for income tax purposes by us.

Purpose of the Plan

The purpose of the Bonus Plan is to motivate our executives and reward them for producing results that increase shareholder value, and to encourage individual and team behavior that helps us achieve both short- and long-term corporate objectives. The bonuses awarded under the Bonus Plan generally are intended to be “qualified performance-based compensation” that is exempt from the $1 million limitation on executive compensation under Section 162(m) of the Code, and the regulations promulgated thereunder.

Description of the Bonus Plan

The following information includes a summary of certain provisions of the Bonus Plan. This summary, however, does not purport to describe every detail of the Bonus Plan.

Bonus Awards to Participants

Eligibility.    Our Chief Executive Officer and any other key executive of Seagate Technology who is selected to participate in the Bonus Plan for a specified fiscal year by the Special Compensation Committee (defined below) is eligible for a bonus award for such fiscal year under the Bonus Plan. Currently there are 100 executives of Seagate Technology, including the Chief Executive Officer, eligible to participate in the Bonus Plan. In the event an individual is selected by the Special Compensation Committee to participate in the Bonus Plan, the Special Compensation Committee will establish an objectively determinable performance target for such individual for the fiscal year at issue. Achievement of specified levels above the performance target will result in a bonus award to the participant in an amount equal to a pre-established fixed dollar amount or a fixed percentage of the participant’s annual base salary as in effect as of the last day of such fiscal year, determined in the discretion of the Special Compensation Committee. Although the specific bonuses that will be paid to participants in the Bonus Plan for any fiscal year are not determinable at this time, the maximum bonus that may be paid to a participant under the Bonus Plan in any fiscal year will not exceed $5,000,000. The Special Compensation Committee also will establish specified levels of the performance target and the bonus award to be paid at each such specified level.

Business Criteria.    As indicated above, each participant’s bonus will be based on pre-established performance targets which will be based on the following objective business criteria: (a) pre-tax income; (b) operating income; (c) net earnings; (d) net income; (e) cash flow; (f) earnings per share; (g) return on equity; (h) return on invested capital or assets; (i) cost reductions or savings; (j) funds from operations; (k) appreciation in the fair market value of our stock; (l) earnings before any one or more of interest, taxes, depreciation or amortization, or (m) implementation of our critical processes or projects.

Bonus Amount.    The bonus award for any participant is based on the achievement of specified levels of performance at or above the performance threshold. Prior to the payment of a bonus award to a participant, the Special Compensation Committee must certify in writing the level of the performance attained.

Performance-Based Compensation.    With respect to any bonus award payable under the Bonus Plan, the performance targets applicable to such bonus award will be established in writing by the Special Compensation Committee for the fiscal year to which such bonus award relates. To the extent permitted under Section 162(m)(4)(C) of the Code, and the regulations promulgated thereunder, such performance targets may be established in writing by the Special Compensation Committee not later than 90 days after the commencement of the period of service to which the performance targets relate, provided that the outcome is substantially uncertain at the time the Special Compensation Committee actually establishes the performance targets; and, provided, further, that in no event shall the performance targets be established after 25% of the period of service (as scheduled in good faith at the time the performance targets are established) has elapsed. No bonus award which is intended to qualify as “qualified performance-based compensation,” within the meaning of Section 162(m) of the Code, and the regulations promulgated thereunder, will be paid to a participant unless and until the Special Compensation Committee makes a certification in writing with respect to the level of performance attained by Seagate Technology for the fiscal year to which such bonus award relates, as required by Section 162(m) of the Code, and the regulations promulgated thereunder.

General

Payment of Bonuses.    Each bonus award shall be paid in cash. Unless otherwise directed by the Special Compensation Committee, payment shall be made within 70 days after the end of the fiscal year to which such bonus award relates (subject to any election made by an eligible executive with respect to the deferral of all or a portion of his or her bonus).

Effective Date.    The Bonus Plan will be effective as of the first day of our fiscal year 2004, subject to approval by the shareholders of Seagate Technology at the 2003 Annual General Meeting. The Bonus Plan year will commence on the first day of each fiscal year and end on the last day of that fiscal year.

Administration and Interpretation.    The Bonus Plan will be administered by a committee (the “Special Compensation Committee”) that consists solely of two or more directors who are considered “outside directors” for purposes of Section 162(m) of the Code, and the regulations promulgated thereunder. The Special Compensation Committee will have the absolute authority to administer and interpret the Bonus Plan.

Amendment.    The Bonus Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Special Compensation Committee or the Board of Directors. However, to the extent required by Section 162(m) of the Code, and the regulations promulgated thereunder, no action of the Special Compensation Committee or the Board of Directors may modify the performance targets applicable to bonus awards after the commencement of the fiscal year with respect to which such bonus awards relate, increase the maximum amount of bonuses that may be paid or otherwise materially increase the benefits accruing to participants in the Bonus Plan or materially modify the eligibility requirements for participation in the Bonus Plan without the approval of our shareholders.

Shareholder Approval.    The Bonus Plan is subject to the approval of our shareholders and, in the event the Bonus Plan is not approved, no bonus award will be payable under the Bonus Plan and the Bonus Plan will terminate.

The Board of Directors believes it is in Seagate Technology’s best interests to ensure that bonus awards paid to our executives qualify as “qualified performance-based compensation” for deductibility under Section 162(m) of the Code, in order to maximize our income tax deductions.

Votes Required; Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of all the votes cast by holders of common shares is necessary to approve the Bonus Plan. Abstentions and broker non-votes as to this proposal will not be counted as votes cast and will have no effect on the results of the vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE BONUS PLAN.

PROPOSAL NO. 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Ernst & Young LLP served as the independent auditors to Seagate Technology for the fiscal year ended June 27, 2003. The Board of Directors, acting upon the recommendation of its Audit Committee, has appointed Ernst & Young LLP to audit the financial statements of Seagate Technology for the fiscal year ending July 2, 2004, and is asking Seagate Technology’s shareholders to ratify such appointment.

A representative of Ernst & Young LLP is expected to be present at the Annual General Meeting and will have the opportunity to make a statement, if he or she so desires, and will be available to respond to any appropriate questions from shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation of Named Executive Officers

The following table sets forth information regarding compensation paid by Seagate Technology for services rendered during the past three fiscal years for our Chief Executive Officer and for each of our four other most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2003. We collectively refer to these five persons as the “named executive officers.”

Summary Compensation Table (1)

		Annual Compensation			Long-Term Compensation			All Other Compensation ($)(4) (5)
					Restricted Stock Award(s)		Number of Securities Underlying Options Granted
Name and Principal Position	Fiscal Year(1)	Salary ($)		Bonus ($)	New SAC ($)(2)		Seagate Technology (#)(3)
Stephen J. Luczo Chief Executive Officer	2003 2002 2001 (7 months)	1,000,002 966,972 577,541	(6)	2,300,000 1,929,944 —	— — 5,781,783	(2)(7)	— 450,326 —	6,208 5,341 36,479,425
William D. Watkins President and Chief Operating Officer	2003 2002 2001 (7 months)	850,013 850,013 490,392	(6)	2,000,000 1,600,000 —	— 142,500 1,958,864	(2)(8) (2)(8)	1,500,000 652,174 —	3,076 3,082 9,866,241
Charles C. Pope Executive Vice President and Chief Financial Officer	2003 2002 2001 (7 months)	550,014 541,183 328,684	(6)	1,200,000 1,000,000 —	— 85,500 1,775,040	(2)(9) (2)(9)	— 391,304 —	7,462 6,928 10,210,060
Brian S. Dexheimer. Executive Vice President, Worldwide Sales, Marketing and Customer Service	2003 2002 2001 (7 months)	495,203 375,609 238,427	(6)	550,000 525,000 154,000	— — 891,598	(2)(10)	1,000,000 529,565 —	3,252 3,221 6,361,301
David A. Wickersham Executive Vice President, Global Disc Storage Operations	2003 2002 2001 (7 months)	495,203 376,080 238,762	(6)	550,000 525,000 154,000	— — 1,062,465	(2)(11)	1,000,000 529,565 —	4,007 3,877 4,385,177

(1)	Compensation information is provided for fiscal year 2003, fiscal year 2002 and the period from November 22, 2000, the date of the closing of the November 2000 transactions, to June 29, 2001, the last day of fiscal year 2001. Because we were formed in connection with the November 2000 transactions, no compensation information has been provided for any period prior to November 22, 2000. See “Historical Transactions—November 2000 transactions” on page 30 for more information regarding the November 2000 transactions.

(2)

The amounts listed in this column represent the dollar value of (a) any restricted ordinary shares of New SAC awarded to the named executive officers, and (b) any restricted preferred shares of New SAC awarded to the named executive officers. These values have been calculated by multiplying the fair market value, as determined by the board of directors of New SAC, of an ordinary or preferred share of New SAC, in each case as of the date of the award, by the number of shares of that class awarded to the named executive officers. New SAC’s board of directors determined the fair market values to be approximately $11.39 per ordinary share and approximately $45.36 per preferred share as of the date of the award. This determination was based on New SAC’s board of directors’ best estimate as to the amount of consideration that would be paid by a willing buyer to a willing seller for an ordinary or preferred share if neither party was acting under compulsion and both parties had reasonable knowledge of the relevant facts. The valuation of New SAC’s ordinary and preferred shares is dependent on numerous factors such as operating conditions, management expertise and other factors both internal and external to New SAC as of the date of valuation.

(3)	No options were granted to the named executive officers during fiscal year 2001. The numbers in this column for fiscal year 2002 represent options to purchase our common shares that were granted on July 24, 2001. One-quarter of these options vested on November 22, 2001. The remaining options are vesting and will continue to vest proportionately each month over the 36 months following November 22, 2001. During fiscal year 2003, the following options were granted to the named executive officers: options to purchase 1,500,000 of our common shares were granted to Mr. Watkins on February 14, 2003 and options to purchase 1,000,000 of our common shares were granted to each of Messrs. Dexheimer and Wickersham on February 3, 2003. Of Mr. Watkins’ 1,500,000 options, 200,000 vest on February 14, 2005; an additional 250,000 options vest proportionately over the 12 months commencing March 14, 2005; an additional 300,000 options vest proportionately over the 12 months commencing March 14, 2006; an additional 350,000 options vest proportionately over the 12 months commencing March 14, 2007; and an additional 400,000 options vest proportionately over the 12 months commencing March 14, 2008. Of the 1,000,000 options granted to each of Messrs. Dexheimer and Wickersham, 200,000 options vest on February 3, 2005 and the remaining 800,000 options vest proportionately over the 48 months commencing March 3, 2005. Each of the named executive officers is eligible to receive grants of options to purchase our common shares and common shares of Certance Holdings, a Cayman Islands exempted company incorporated with limited liabilities and a direct subsidiary of New SAC, and Crystal Decisions, Inc., a Delaware corporation and an indirect subsidiary of New SAC. Since November 22, 2000, no grants to purchase shares of any of these entities were made to the named executive officers other than a grant to purchase 20,000 shares of Crystal Decisions common stock made on May 12, 2003 to Mr. Luczo. In addition, the following named executive officers were granted the following number of options to purchase shares of Crystal Decisions common stock prior to the closing of the November 2000 transactions: Stephen J. Luczo, 275,000 shares and Charles C. Pope, 50,000 shares.

(4)	The amounts in this column for fiscal year 2003 include a $2,500 contribution by us to the 401(k) account of each named executive officer and a premium payment toward a term life insurance policy of $58 for each of Messrs. Luczo, Pope, Dexheimer and Wickersham and $576 for Mr. Watkins. In addition, the amount listed for (a) Mr. Luczo includes a $1,430 premium payment toward a universal life insurance policy and a cash surrender value on that life insurance policy of $2,221, (b) Mr. Pope includes a $1,695 premium payment toward a universal life insurance policy and a cash surrender value on that life insurance policy of $3,209, (c) Mr. Dexheimer includes a $694 premium payment toward a universal life insurance policy and (d) Mr. Wickersham includes a $1,449 premium payment toward a universal life insurance policy and a cash surrender value on that life insurance policy of $431. The amounts in this column for fiscal year 2002 include a $2,500 contribution by us to the 401(k) account of each named executive officer and a premium payment toward a term life insurance policy of $58 for each of Messrs. Luczo, Pope, Dexheimer and Wickersham and $582 for Mr. Watkins. In addition, the amount listed for (a) Mr. Luczo includes a $1,082 premium payment toward a universal life insurance policy and a cash surrender value on that life insurance policy of $1,701, (b) Mr. Pope includes a $1,466 premium payment toward a universal life insurance policy and a cash surrender value on that life insurance policy of $2,904, (c) Mr. Dexheimer includes a $663 premium payment toward a universal life insurance policy and (d) Mr. Wickersham includes a $1,319 premium payment toward a universal life insurance policy.

(5)

The amounts in this column for the seven-month reporting period of fiscal year 2001 include a $2,500 contribution by us to the 401(k) account of each named executive officer and a premium payment toward a term life insurance policy of $35 for each of Messrs. Luczo, Pope, Dexheimer and Wickersham and $352 for Mr. Watkins. In addition, the amount listed for (a) Mr. Luczo includes a $968 premium payment toward a universal life insurance policy, a cash surrender value on that life insurance policy of $1,121 and amounts allocated to him under the deferred compensation plans of our wholly-owned subsidiaries totaling $36,474,801, (b) Mr. Pope includes a $1,398 premium payment toward a universal life insurance policy, a cash surrender value on that life insurance policy of $1,960 and amounts allocated to him under the deferred compensation plans of our wholly-owned subsidiaries totaling $10,204,167, (c) Mr. Dexheimer includes a $646 premium payment toward a universal life insurance policy and amounts allocated to him under the deferred compensation plans of our wholly-owned subsidiaries totaling $6,358,120, (d) Mr. Wickersham includes a $1,082 premium payment toward a universal life insurance policy and amounts allocated to him under the deferred compensation plans of our wholly-owned subsidiaries totaling $4,381,560 and (e) Mr. Watkins includes amounts allocated to him under the deferred compensation plans of our wholly-owned subsidiaries totaling $9,863,389. Our subsidiaries’ deferred compensation plans were established in connection with the November 2000 transactions for members of the management group of Seagate Delaware who agreed to become deferred compensation plan participants and receive restricted ordinary and preferred shares of New SAC in lieu of receiving merger consideration in connection with the VERITAS merger for a portion of their restricted shares of Seagate Delaware common stock and unvested options to purchase those shares. The total deferred compensation payable to each of the named executive officers under these plans, as set forth in this column, was determined at the time of the November 2000 transactions on the basis of the value of the merger consideration foregone by these individuals. These amounts were fixed at the time of the November 2000 transactions and could not increase. No interest or other earnings were credited to these amounts. No amounts were payable under the deferred compensation plans unless and until New SAC distributed cash or property to its preferred shareholders, and each payment made under the plan decreased the amounts remaining to be paid to plan participants. At the time of the November 2000 transactions, the interests of participants in our deferred compensation plans were subject to multi-year vesting. On or about May 20, 2002, we paid approximately $32 million to participants of our deferred compensation plans. Under the credit agreement governing our senior secured credit facilities and the indenture governing our 8% senior notes, the restrictions on our ability to make payments under our deferred compensation plans were substantially reduced. In addition, on June 19, 2002, our Board of Directors elected to accelerate vesting of all remaining interests under the plans. As a result, it became probable that all of the obligations under the deferred compensation plans would be paid. Accordingly, all of the remaining obligations under the deferred compensation plans totaling $147 million were accrued during the quarter ended June 28, 2002. Following the closing of our initial public offering, Seagate Technology HDD Holdings made payments on December 13, 2002 of approximately $147 million to the participants in its deferred compensation plans, in full satisfaction of its obligations thereunder. See “Historical Transactions—November 2000 Transactions—Management Rollover” on page 30 and “—Employment and Other Agreements—Rollover Agreements and Deferred Compensation Plans” on page 22.

(6)	This amount represents compensation paid to each of the named executive officers for the seven-month period from November 22, 2000 through June 29, 2001.

(7)	Under its 2000 Restricted Share Plan, New SAC issued 374,600 ordinary shares and 9,851.99 preferred shares to Mr. Luczo on November 22, 2000. One-third of these shares vested on November 22, 2001, one-third vested proportionately each month over the 18 months following November 22, 2001 and one-third vested on May 22, 2003. After receiving return of capital equal to an aggregate of $100 per preferred share, including distributions received in connection with our initial public offering, New SAC redeemed all of its preferred shares for nominal consideration as of March 14, 2003. Under its 2001 Restricted Share Plan, New SAC issued 93,600 ordinary shares to Mr. Luczo on January 3, 2001. A quarter of these shares vested on November 22, 2001 and three-quarters are vesting and will continue to vest proportionately each month over the 36 months following November 22, 2001. As of June 27, 2003, Mr. Luczo held 33,150 unvested ordinary shares of New SAC (including shares transferred by him for estate planning purposes) having a value of $16,243,500, based on the fair market value, as determined by New SAC, of the ordinary shares of New SAC on June 27, 2003. New SAC determined such value to be approximately $490 per ordinary share. As the holder of restricted ordinary shares, Mr. Luczo will receive the same distributions as other holders of New SAC ordinary shares, when, if and as declared by New SAC’s board of directors.

(8)	Under its 2000 Restricted Share Plan, New SAC issued 101,300 ordinary shares and 2,666.12 preferred shares to Mr. Watkins on November 22, 2000. One-third of these shares vested on November 22, 2001, one-third vested proportionately each month over the 18 months following November 22, 2001 and one-third vested on May 22, 2003. After receiving return of capital equal to an aggregate of $100 per preferred share, including distributions received in connection with our initial public offering, New SAC redeemed all of its preferred shares for nominal consideration as of March 14, 2003. Under its 2001 Restricted Share Plan, New SAC issued 60,000 ordinary shares to Mr. Watkins on January 3, 2001. A quarter of these shares vested on November 22, 2001 and three-quarters are vesting and will continue to vest proportionately each month over the 36 months following November 22, 2001. Under its 2001 Restricted Share Plan, New SAC issued 12,500 ordinary shares to Mr. Watkins on July 24, 2001. A quarter of these shares vested on July 24, 2002 and three-quarters are vesting and will continue to vest proportionately each month over the 36 months following July 24, 2002. As of June 27, 2003, Mr. Watkins held 25,677 unvested ordinary shares of New SAC (including shares transferred by him for estate planning purposes) having a value of $12,581,730, based on the fair market value, as determined by New SAC, of the ordinary shares of New SAC on June 27, 2003. New SAC determined such value to be approximately $490 per ordinary share. As the holder of restricted ordinary shares, Mr. Watkins will receive the same distributions as other holders of New SAC ordinary shares, when, if and as declared by New SAC’s board of directors.

(9)	Under its 2000 Restricted Share Plan, New SAC issued 104,800 ordinary shares and 2,758.34 preferred shares to Mr. Pope on November 22, 2000. One-third of these shares vested on November 22, 2001, one-third vested proportionately each month over the 18 months following November 22, 2001 and one-third vested on May 22, 2003. After receiving return of capital equal to an aggregate of $100 per preferred share, including distributions received in connection with our initial public offering, New SAC redeemed all of its preferred shares for nominal consideration as of March 14, 2003. Under its 2001 Restricted Share Plan, New SAC issued 40,000 ordinary shares to Mr. Pope on January 3, 2001. A quarter of these shares vested on November 22, 2001 and three-quarters are vesting and will continue to vest proportionately each month over the 36 months following November 22, 2001. Under its 2001 Restricted Share Plan, New SAC issued 7,500 ordinary shares to Mr. Pope on July 24, 2001. A quarter of these shares vested on July 24, 2002 and three-quarters are vesting and will continue to vest proportionately each month over the 36 months following July 24, 2002. As of June 27, 2003, Mr. Pope held 16,823 unvested ordinary shares of New SAC (including shares transferred by him for estate planning purposes) having a value of $8,243,270, based on the fair market value, as determined by New SAC, of the ordinary shares of New SAC on June 27, 2003. New SAC determined such value to be approximately $490 per ordinary share. As the holder of restricted ordinary shares, Mr. Pope will receive the same distributions as other holders of New SAC ordinary shares, when, if and as declared by New SAC’s board of directors.

(10)	Under its 2000 Restricted Share Plan, New SAC issued 65,300 ordinary shares and 1,718.80 preferred shares to Mr. Dexheimer on November 22, 2000. One-third of these shares vested on November 22, 2001, one-third vested proportionately each month over the 18 months following November 22, 2001 and one-third vested on May 22, 2003. After receiving return of capital equal to an aggregate of $100 per preferred share, including distributions received in connection with our initial public offering, New SAC redeemed all of its preferred shares for nominal consideration as of March 14, 2003. Under its 2001 Restricted Share Plan, New SAC issued 10,320 ordinary shares to Mr. Dexheimer on January 3, 2001. A quarter of these shares vested on November 22, 2001 and three-quarters are vesting and will continue to vest proportionately each month over the 36 months following November 22, 2001. As of June 27, 2003, Mr. Dexheimer held 3,655 unvested ordinary shares of New SAC (including shares transferred by him for estate planning purposes) having a value of $1,790,950, based on the fair market value, as determined by New SAC, of the ordinary shares of New SAC on June 27, 2003. New SAC determined such value to be approximately $490 per ordinary share. As the holder of restricted ordinary shares, Mr. Dexheimer will receive the same distributions as other holders of New SAC ordinary shares, when, if and as declared by New SAC’s board of directors.

(11)	Under its 2000 Restricted Share Plan, New SAC issued 45,000 ordinary shares and 1,184.40 preferred shares to Mr. Wickersham on November 22, 2000. One-third of these shares vested on November 22,

2001, one-third vested proportionately each month over the 18 months following November 22, 2001 and one-third vested on May 22, 2003. After receiving return of capital equal to an aggregate of $100 per preferred share, including distributions received in connection with our initial public offering, New SAC redeemed all of its preferred shares for nominal consideration as of March 14, 2003. Under its 2001 Restricted Share Plan, New SAC issued 10,320 ordinary shares to Mr. Wickersham on January 3, 2001. A quarter of these shares vested on November 22, 2001 and three-quarters are vesting and will continue to vest proportionately each month over the 36 months following November 22, 2001. As of June 27, 2003, Mr. Wickersham held 3,655 unvested ordinary shares of New SAC (including shares transferred by him for estate planning purposes) having a value of $1,790,950, based on the fair market value, as determined by New SAC, of the ordinary shares of New SAC on June 27, 2003. New SAC determined such value to be approximately $490 per ordinary share. As the holder of restricted ordinary shares, Mr. Wickersham will receive the same distributions as other holders of New SAC ordinary shares, when, if and as declared by New SAC’s board of directors.

Option Grants in Fiscal Year 2003

The following table sets forth certain information concerning options to purchase our common shares that were granted to the named executive officers between June 29, 2002 and June 27, 2003.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(1)
Name	Number of Securities Underlying Options Granted (#)(2)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per ($)/Share(3)	Expiration Date	5% ($)	10% ($)
Stephan J. Luczo	—	—	—	—	—	—
William D. Watkins	1,500,000	8.67%	$8.220	2/13/2013	$7,754,271	$19,650,845
Charles C. Pope	—	—	—	—	—	—
Brian S. Dexheimer	1,000,000	5.78%	$9.305	2/2/2013	$5,851,865	$14,829,774
David A. Wickersham	1,000,000	5.78%	$9.305	2/2/2013	$5,851,865	$14,829,774

(1)	Potential gains are net of exercise price but before taxes associated with exercise. These amounts represent certain assumed rates for appreciation only, based on SEC rules, and do not represent Seagate Technology’s estimate or projection of the price of Seagate Technology’s common shares in the future. Actual gains, if any, on stock option exercises depend upon the actual future performance of the common shares and the continued employment of the option holders throughout the vesting period. Accordingly, the potential realizable values set forth in this table may not be achieved.

(2)	No options were granted to the named executive officers during fiscal year 2003 other than the grant of options to purchase 1,500,000 of our common shares to Mr. Watkins on February 14, 2003 and 1,000,000 of our common shares to each of Messrs. Dexheimer and Wickersham on February 3, 2003. Of Mr. Watkins’ 1,500,000 options, 200,000 vest on February 14, 2005; an additional 250,000 options vest proportionately over the 12 months commencing March 14, 2005; an additional 300,000 options vest proportionately over the 12 months commencing March 14, 2006; an additional 350,000 options vest proportionately over the 12 months commencing March 14, 2007; and an additional 400,000 options vest proportionately over the 12 months commencing March 14, 2008. Of the 1,000,000 options granted to each of Messrs. Dexheimer and Wickersham, 200,000 options vest on February 3, 2004 and the remaining 800,000 options vest proportionately over the 48 months commencing March 3, 2004.

(3)	On the date of grant, our Board of Directors determined the fair market value of one of our common shares as determined pursuant to our 2001 Share Option Plan under which such options are granted. Generally, the fair market value is equal to the mean of the high and low selling prices of one of our common shares as reported on the date of determination on the New York Stock Exchange.

Aggregate Option Exercises in Fiscal Year 2003 and Values as at Fiscal Year-End 2003

The following table sets forth information regarding the number of shares acquired and value realized for options exercised by the named executive officers during the fiscal year ended June 27, 2003 and the number and aggregate dollar value of unexercised options held at the end of fiscal year 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the- Money Options at Fiscal Year- End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen J. Luczo	175,000	$1,279,250	115,832	159,494	$1,848,099	$2,544,727
William D. Watkins	—	—	421,191	1,730,983	$6,720,102	$18,737,834
Charles C. Pope	—	—	252,714	138,590	$4,032,052	$2,211,203
Brian S. Dexheimer	20,000	$293,200	322,007	1,187,558	$5,137,622	$11,942,488
David A. Wickersham	—	—	342,007	1,187,558	$5,456,722	$11,942,488

(1)	For all unexercised in-the-money options, the values are based upon the fair market value of common shares at June 27, 2003 of $18.26 per share, which was the average of the high and low trading price of our common shares on the New York Stock Exchange on that date.

Employment Agreements and Other Agreements

Employment Agreements.    In connection with the November 2000 transactions, each of Messrs. Luczo, Watkins, Pope, Dexheimer, Wickersham and a number of other senior executives entered into employment agreements with our indirect subsidiary, Seagate Technology (US) Holdings, Inc., on February 2, 2001. Each of these agreements relates to the employment of the named executive officers on our behalf and has a three-year term that commenced on November 22, 2000, subject to automatic, successive one year renewals after that first term.

We list below a chart showing these executives’ base salaries and target bonuses for fiscal year 2004 if specified performance goals are met.

Executive	Base Salary	Target Bonus
Stephen J. Luczo	$1,000,000	250% of Base Salary
William D. Watkins	$1,000,000	200% of Base Salary
Charles C. Pope	$700,000	150% of Base Salary
Brian S. Dexheimer	$500,000	125% of Base Salary
David A. Wickersham	$500,000	125% of Base Salary

An executive may elect to defer the payment of all or a portion of his bonus. The executives are also entitled to participate in employee benefits programs comparable, in the aggregate, to those employee benefits programs made available to senior executives of Seagate Delaware immediately prior to the closing of the November 2000 transactions. These programs include health, life and disability insurance and retirement and fringe benefits.

Under the employment agreements, in the event an executive’s employment is terminated by us without cause or by the executive with good reason, as each term is defined in the employment agreements, the executive will receive, subject to compliance with the restrictive covenants described below, the following:

•	continued payment of base salary and target bonus; and

•	continued participation in our health, dental and life insurance programs,

for a specified period following the termination of his employment. Mr. Luczo will receive these severance benefits for two years following the termination of his employment. Mr. Watkins will receive these severance benefits for the period equal to the greater of (a) 12 months and (b) the period of time from the date of termination through November 22, 2004. Messrs. Pope, Dexheimer and Wickersham will receive these severance benefits for one year following the termination of employment. In addition, the options granted in connection with the employment agreements will immediately vest in full and become fully exercisable.

Under the employment agreements, the executives are subject to customary confidentiality, nondisclosure, noncompete and nonsolicitation covenants during the term of employment and for the period in which the executive would receive severance in the event that the executive’s employment is terminated.

Management Retention Agreements.    Between November 2, 1998 and December 1, 1999, Seagate Delaware entered into management retention agreements with Messrs. Luczo, Watkins, Pope, Dexheimer, Wickersham and a number of other key executive officers. Pursuant to the Management Participation Agreement dated March 29, 2000 between Seagate Delaware, New SAC, and each of these executive officers, New SAC assumed the obligations under the management retention agreements and modified the benefits provided to each executive officer under these agreements. New SAC subsequently assigned the management retention agreements to us. As of June 27, 2003, these management retention agreements provide that if the executive’s employment is terminated by us without cause or by the executive with good reason in connection with a change of control transaction, and if, as a result of such termination, severance benefits provided to the executive are subject to excise tax, Messrs. Luczo, Watkins, Pope, Dexheimer and Wickersham may receive a payment from us of up to that amount sufficient to pay such excise tax arising from payment of the severance benefits and an additional payment from us of up to an amount sufficient to pay the excise tax and federal and state income taxes arising from such initial excise tax payment.

Rollover Agreements and Deferred Compensation Plans.    The following information is provided as disclosure regarding the basis for certain payments to the named executive officers in fiscal year 2003 pursuant to the rollover agreements and deferred compensation plans. As of June 27, 2003, we have no further obligations to make payments or provide benefits to the named executive officers pursuant to the deferred compensation plans. Under rollover agreements entered into in connection with the closing of the November 2000 transactions with members of the management group, executives with titles of senior vice president or higher agreed to roll at least 50%, and more junior executives agreed to roll at least 25%, of the value of their restricted shares of Seagate Delaware common stock and unvested options to purchase shares of Seagate Delaware common stock valued in the aggregate at approximately $184 million, into:

•	an interest in a deferred compensation plan established and maintained by either Seagate Technology HDD Holdings (our wholly-owned subsidiary) or Seagate Technology SAN Holdings, with the substantial majority of the participants receiving interests in the deferred compensation plan maintained by Seagate Technology HDD Holdings; and

•	restricted ordinary and preferred shares of New SAC granted under the New SAC 2000 Restricted Share Plan.

At the closing of the November 2000 transactions, the value of the rolled securities was approximately $184 million. The rolled securities were converted into:

•	interests in the Seagate Technology HDD Holdings’ and Seagate Technology SAN Holdings’ deferred compensation plans representing approximately 97.4% of the value of the rolled securities;

•	restricted preferred shares of New SAC representing approximately 2.6% of the value of the rolled securities; and

•	restricted ordinary shares of New SAC representing approximately 16.8% of the total ordinary shares of New SAC outstanding at the closing of the November 2000 transactions.

In addition, at the closing of the November 2000 transactions, certain individuals purchased additional ordinary and preferred shares of New SAC for approximately $41 million in cash. Of this $41 million, approximately $21 million was purchased by members of the management group.

The principal elements of the Seagate Technology HDD Holdings deferred compensation plan were as follows:

•	Seagate Technology HDD Holdings was obligated to make distributions to participants in its deferred compensation plan, with respect to the vested portion of their accounts, shortly after our sponsor group received distributions or returns on their New SAC preferred shares and, with respect to the remaining portion of their accounts, at the time of vesting;

•	the amount distributed at any time to participants under Seagate Technology HDD Holdings’ deferred compensation plan bore the same proportion to the aggregate obligations under the plan as the distributions to our sponsor group at that same time bore to their initial preferred share investment in New SAC. In approximate terms, for each $100 of preferred share distributions made by New SAC, Seagate Technology HDD Holdings made approximately $19 of distributions to participants in its deferred compensation plan;

•	prior to the distributions described below, the maximum aggregate obligation of Seagate Technology HDD Holdings under its deferred compensation plan was approximately $179 million;

•	prior to June 19, 2002, when the board accelerated vesting of all deferred compensation interests under the terms of the plan, the interests of the participants in Seagate Technology HDD Holdings’ deferred compensation plan were subject to multi-year vesting;

•	Seagate Technology HDD Holdings had the ability, subject to the restrictive covenants set forth in the credit agreement governing our senior secured credit facilities and the indenture governing our 8% senior notes, to amend its deferred compensation plan;

•	upon a change of control of Seagate Technology HDD Holdings, all interests under its deferred compensation plan were required to be paid in cash;

•	Seagate Technology HDD Holdings was permitted to make distributions, at its option, in cash or the same securities or other property distributed by New SAC as preferred share distributions to our sponsor group;

•	if Seagate Technology HDD Holdings had insufficient assets to make distributions under its deferred compensation plan and it had not experienced a change of control, it was permitted to demand that New SAC loan or otherwise provide the funding, on arm’s length terms for the distribution, subject to limitations;

•	Seagate Technology HDD Holdings’ obligations under its deferred compensation plan were subordinated in right of payment to the prior payment in full of certain of its senior debt obligations, including our senior secured credit facilities and our outstanding 8% senior notes; and

•	compensation expense related to Seagate Technology HDD Holdings’ obligations under its deferred compensation plan was fully recognized in the quarter ended June 28, 2002 upon completion of the 2002 refinancing and subsequent acceleration of all vesting.

The terms of the Seagate Technology SAN Holdings deferred compensation plan were substantially similar to the terms of the Seagate Technology HDD Holdings deferred compensation plan.

On May 20, 2002, we made a distribution to our shareholders, including New SAC, to enable New SAC to make a distribution to its preferred shareholders, of approximately $167 million. As a result, Seagate Technology HDD Holdings made a distribution to participants in its deferred compensation plan in the amount of approximately $32 million. In connection with our initial public offering, we paid a distribution of approximately $262 million to our then-existing shareholders, including New SAC. Upon such distribution, New SAC distributed such proceeds to the holders of its preferred shares. In addition, in connection with New SAC’s participation in our initial public offering, New SAC distributed its net proceeds from the offering to the holders of its preferred and ordinary shares. As a result of those distributions by New SAC to holders of its preferred shares in connection with our initial public offering, Seagate Technology HDD Holdings became obligated to make payments of approximately $147 million to participants of its deferred compensation plan, including named executive officers. Those payments were made following the closing of our initial public offering, thereby satisfying all remaining obligations under the deferred compensation plan.

Director and Officer Indemnification and Insurance.    As part of the November 2000 transactions, New SAC agreed to fulfill the indemnification obligations of Seagate Delaware and all of its subsidiaries acquired in the November 2000 transactions and to maintain liability insurance for the directors and officers of those entities. As a consequence, our charter documents include indemnification and exculpation clauses similar to those formerly contained in Seagate Delaware’s charter documents, and the premiums for our directors’ and officers’ liability insurance policies are paid by New SAC. We, New SAC, Certance Holdings and Seagate Software (Cayman) Holdings have also entered into indemnification agreements with our directors and officers. See the “Certain Relationships and Related Transactions—Indemnification of Directors and Officers” section of this proxy statement.

Board of Directors Compensation

In connection with our initial public offering, the Board of Directors adopted a compensation policy pursuant to which each non-management director will be granted options to purchase 100,000 of our common shares at fair market value as at the date of grant upon election to the Board of Directors. These options will vest over a period of four years from the date of grant. Upon re-election to the Board of Directors each year, each non-management director will be granted options to purchase 25,000 of our common shares at fair market value as at the date of grant. These options will vest over a period of four years from the date of grant. Each of our non-management directors will also receive annual cash compensation of $50,000 (payable in equal quarterly installments). In addition, effective April 28, 2003, the board member who serves as chairman of the audit committee (currently Mr. Kiernan) will receive an additional annual cash retainer of $50,000 (payable in equal quarterly installments). All members of our Board of Directors are reimbursed for their reasonable out-of-pocket travel expenses incurred in attending meetings of the Board of Directors and its committees; no additional compensation is provided for attendance at board or committee meetings. These provisions are subject to change by our Board of Directors.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal year 2003 were Messrs. Bonderman, Davidson and Roux. Mr. Roux resigned as a director of Seagate Technology on July 2, 2003. Mr. Marquardt was appointed to the Compensation Committee on July 28, 2003. None of these individuals were officers or employees of Seagate Technology or any of its subsidiaries or its parent, New SAC, at any time during the fiscal year ended June 27, 2003, nor have any of these individuals ever been an officer of Seagate Technology or any of its subsidiaries. During the fiscal year ended June 27, 2003 Mr. Waite, our Executive Vice President and Chief Administrative Officer, was the chairman of the compensation committee and an executive officer of Certance Holdings (an affiliate of Seagate Technology), of which Mr. Luczo, our Chief Executive Officer and Chairman of the Board of Directors and Mr. Watkins, our President, Chief Operating Officer and one of our directors, also served as directors and as executive officers. Other than Mr. Waite, no executive officers of Seagate Technology served on the compensation committee of another entity, or as a director of an entity, that employs any of the members of the Compensation Committee, during fiscal year 2003. Messrs. Luczo and Watkins ceased to be directors and officers of Certance Holdings during the second half of fiscal year 2003.

Messrs. Davidson and Roux are principals of Silver Lake Partners, Mr. Bonderman is a principal of Texas Pacific Group and Mr. Marquardt is a principal of August Capital. Silver Lake Partners, Texas Pacific Group and August Capital are members of our sponsor group and are parties to various agreements with Seagate Technology. Seagate Technology has entered into a tax allocation agreement with certain of its affiliates, including Certance Holdings, and into an agreement with Certance Holdings regarding the discontinuation by it of the use of the Seagate brand and logo. These agreements are described in more detail under the heading “Certain Relationships and Related Transactions” on page 37.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors reviews and approves the remuneration for the executive officers of Seagate Technology. The following is the report of the Compensation Committee describing the remuneration policies applicable to Seagate Technology’s executive officers, including our Chief Executive Officer, and the decisions made by the Compensation Committee with respect to the remuneration paid to our executive officers for the fiscal year ended June 27, 2003.

Basis for Executive Compensation

Seagate Technology’s executive remuneration is designed (i) to provide competitive levels of overall remuneration in order to attract and retain high performing qualified executives, (ii) to motivate executive officers to achieve the company’s business objectives, (iii) to reward executive officers for their achievements on behalf of the company, and (iv) to align executive remuneration with long-term increases in shareholder value. To support these goals, the Compensation Committee and the Board of Directors have established an executive remuneration program primarily consisting of three integrated components-base salary, performance-based awards and stock options. The Compensation Committee’s decisions concerning the specific compensation elements for individual executive officers, including the CEO, for the fiscal year ended June 27, 2003 were made within this framework.

Base Salary.    Base salary is paid for ongoing performance throughout the year. The base salary component of each executive’s total remuneration, including the base salary of our CEO, is designed to be competitive and fall within approximately the 75th percentile for similar companies in terms of industry group, technology, complexity and company size based on revenue.

The Compensation Committee, on behalf of the Board of Directors, exercises its discretion in determining individual salary amounts for executive officers and does not apply any specific formula. The Compensation Committee relies on extensive competitive analyses, including three published national pay surveys and proxy statement pay comparisons for similar companies in the comparative category as described above. Several of the companies on which the Compensation Committee focused as comparisons for this purpose are also companies that are included in the Dow Jones US Computers Index, which index is used in the Performance Graph included in this proxy statement. Generally, our executive officers’ salaries, including the CEO’s, are reviewed on an annual basis; however, salary action is taken only when indicated by market data or individual performance.

Performance-Based Awards.    All of our executive officers, including the CEO, participate in Seagate Technology ‘s Performance-Based Executive Remuneration Plan (the “Remuneration Plan”). Awards under the Remuneration Plan are intended to reflect the Compensation Committee’s belief that a significant portion of the annual remuneration of each executive officer should be contingent upon the financial performance and the achievement of key goals of Seagate Technology, as well as the individual contribution of each executive officer. The Compensation Committee’s objective in granting awards under the Remuneration Plan is to create a performance-based means of compensation that, when combined with their base salaries, will provide executive officers with total annual remuneration in the upper quartile of the competitive market if the specified performance goals are met or exceeded.

The Remuneration Plan is funded based on the achievement by Seagate Technology of certain financial goals. If the financial goals of the company are met or exceeded, the Compensation Committee allocates portions of the earned Remuneration Plan fund among individual executive officers based on each individual’s relative contributions to the company’s performance, including his or her attainment of pre-determined individual goals.

For the fiscal year ended June 27, 2003, the sole criterion established by the Compensation Committee to determine the funding of the Remuneration Plan was the achievement by Seagate Technology of a level of earnings before income taxes, depreciation and amortization (“EBITDA”) established by the Compensation

Committee. The Committee established no other Company performance goals for the purposes of funding the Remuneration Plan. In the fiscal year ended June 27, 2003, Seagate Technology’s actual EBITDA exceeded the target EBITDA established by the Compensation Committee. As a result, executive officers were awarded performance-based compensation under the Remuneration Plan for fiscal year 2003, determined on an individual basis for each executive officer in accordance with the criteria set forth above.

In addition, in fiscal year 2003, the Compensation Committee set aside an additional pool of $2,000,000 for Messrs. Luczo, Watkins and Pope for the purpose of discretionary performance bonuses. As a result of the achievements of Seagate Technology in fiscal year 2003, including the successful public offering of the company’s equity securities and the performance of the company’s stock in the public market thereafter, the Compensation Committee awarded discretionary performance bonuses to each of these three executives, in the aggregate amount of the entire discretionary bonus pool.

Stock Options.    The Compensation Committee believes that the grant of stock options to executive officers creates a direct link between executive remuneration and long-term increases in shareholder value. The Compensation Committee believes that stock option grants provide incentives that focus the executive officers’ attention on managing the Company from the perspective of an owner with an equity stake in the business. Options are subject to periodic vesting provisions to encourage executive officers to remain employed with the Company. The Compensation Committee has established option grant guidelines to be used to determine the size and timing of the option grants for executive officers other than the CEO and Chief Operating Officer; awards for the CEO and COO are made at the discretion of the Board of Directors and the Compensation Committee. The guidelines take into account option grant values for similar positions at comparison companies. In addition to the guidelines, and in the case of awards to the CEO and the COO, the Compensation Committee considers the individual executive’s contributions to the Company’s success, past option grant history, the number of unvested options held by the executive, the Compensation Committee’s judgment with respect to the individual’s impact on shareholder value and the need for a retention incentive. Stock options are granted only when the Compensation Committee determines they are warranted.

Basis for Chief Executive Officer Compensation

The compensation package for our CEO in the fiscal year ended June 27, 2003 included only the base salary and performance-based award components described above. Mr. Luczo did not receive an option grant during fiscal year 2003 because the Compensation Committee determined, with Mr. Luczo’s support and concurrence and consistent with the practice of the preceding year, that in light of Mr. Luczo’s substantial ownership of the stock of Seagate Technology and its affiliates and the limited remaining reserve of the 2001 Share Option Plan, Mr. Luczo would not receive a stock option grant in this fiscal year. The actual compensation paid to Mr. Luczo is described in the section of this proxy entitled “Compensation of Executive Officers and Directors.” The Compensation Committee considers the total remuneration provided to the CEO in fiscal year 2003 appropriate, based on his role in leading Seagate Technology to outstanding financial results in an extremely challenging global economic environment, in further establishing the company’s position as a leader in the industry and developing and retaining a high performing and cohesive management team, and in strengthening the company’s customer relationships.

Impact of Section 162(m) of the Internal Revenue Code

The Compensation Committee has considered the potential impact of Section 162(m) of the Code on the compensation paid to the Company’s executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation or its subsidiaries for individual compensation exceeding $1 million in any taxable year for any of the named executive officers, including the CEO, unless compensation is considered performance-based. In general, it is Seagate Technology’s policy to qualify its executives’ compensation for deductibility under applicable tax laws. Seagate Technology’s executive remuneration plans and its 2001 Share Option Plan were adopted by the company prior to its initial public offering in December 2002. Pursuant to certain reliance period exceptions granted under the Section 162(m) regulations for executive remuneration plans that existed during the period in which the company was not publicly held, Seagate Technology believes that the Section 162(m) disallowance provisions are generally not applicable to corporate tax deductions claimed for compensation paid pursuant to such plans or otherwise, with the exception of the additional discretionary bonuses paid to Messrs. Luczo, Watkins and Pope described above.

In approving the amount and form of compensation for the Company’s executive officers, the Compensation Committee will continue to consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m).

Respectfully submitted,

THE COMPENSATION COMMITTEE

James A. Davidson, Chairman

David Bonderman

David F. Marquardt(1)

(1)	Mr. Marquardt was appointed to the Compensation Committee on July 28, 2003. As a result Mr. Marquardt only participated in the deliberations of the Compensation Committee with respect to whether bonuses were earned by the executive officers, including the named executive officers, for fiscal year 2003.

PERFORMANCE GRAPH

The performance graph below shows the cumulative total shareholder return on our common shares for the period starting on December 11, 2002, which was the initial trading date of the common shares, to June 30, 2003. This is compared with the cumulative total return of the Standard & Poor’s 500 Stock Index and the Dow Jones US Computers Index over the same period. The graph assumes that on December 11, 2002, $100 was invested in our common shares and $100 was invested in each of the other two indices, with dividends reinvested on the date of payment without payment of any commissions. Dollar amounts in the graph are rounded to the nearest whole dollar. The performance shown in the graph represents past performance and should not be considered an indication of future performance.

Comparison of Cumulative Total Return

(1)	The graph is based on the closing price per common share of $11.50 on December 11, 2002, the initial trading date of the common shares.

(2)	Seagate Technology operates on a 52 or 53 week fiscal year which ends on the Friday closest to June 30. Accordingly, the last trading day of the company’s fiscal year may vary. For consistent presentation and comparison to the Standard & Poor’s 500 Stock Index and the Dow Jones US Computers Index shown herein, the graph has been prepared assuming that fiscal year 2003 ended on June 30, 2003, instead of June 27, 2003.

	12/11/02	12/31/02	1/31/03	2/28/03	3/31/03	4/30/03	5/31/03	6/30/03
Seagate Technology	$100	$93	$80	$81	$90	$106	$133	$154
S&P 500	$100	$94	$92	$91	$91	$99	$104	$105
Dow Jones US Computers	$100	$89	$88	$89	$90	$97	$107	$106

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, for each of Seagate Technology’s existing equity compensation plans, the number of common shares issuable upon exercise of outstanding options, warrants and rights, the weighted-average exercise price of the outstanding options, warrants and rights and the number of common shares remaining available for issuance under such plans as of the end of fiscal year 2003.

	(a)	(b)	(c)
Equity Compensation Plan	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
Plans Approved by Shareholders:	75,584,486(1)	$4.55 per share(2)	29,545,247(3)

Plans Not Approved by Shareholders:	—	—	—

Total	75,584,486	$4.55 per share	29,545,247

(1)	This number includes 73,084,486 shares of our common stock that were subject to issuance upon the exercise of stock options granted under our 2001 Share Option Plan, and up to 2,500,000 shares that could be purchased under our Employee Stock Purchase Plan (the “ESPP”) in the purchase period that was in progress as of June 27, 2003. On July 31, 2003, the purchase date for that purchase period, a total of 2,496,495 shares of our common stock were issued pursuant to the exercise of the outstanding rights under the ESPP.

(2)	This value is calculated based only on the exercise price of options outstanding under the 2001 Share Option Plan. The exercise price for the rights awarded under the ESPP in the purchase period in progress on June 27, 2003 could not be determined as of June 27, 2003. On July 31, 2003, the purchase date for that purchase period, the weighted average exercise price for the shares issued upon the exercise of outstanding rights pursuant to the ESPP was $10.20 per share.

(3)	This number includes 12,045,247 shares of our common stock available for issuance under our 2001 Share Option Plan and at least 17,500,000 shares available for issuance under our ESPP. In addition, the ESPP provides for automatic annual increases in the number of shares of common stock reserved for issuance under the ESPP at the start of each of our fiscal years (beginning with fiscal year 2004) equal to the lesser of (1) 2,500,000 shares, (2) one half of one percent (0.5%) of the shares outstanding on the last day of the immediately preceding fiscal year, or (3) a lesser amount as determined by the Board of Directors.

HISTORICAL TRANSACTIONS

November 2000 Transactions

We are the successor to the rigid disc drive and storage area networks divisions of Seagate Technology, Inc. (which we refer to as “Seagate Delaware” throughout this proxy statement) that were acquired by New SAC, an exempted limited liability company organized under the laws of the Cayman Islands, in November 2000. In the series of transactions that took place in November 2000 our sponsor group contributed approximately $875 million for ordinary and preferred shares of New SAC. New SAC used these proceeds, together with borrowings, to acquire the rigid disc drive and storage area networks divisions of Seagate Delaware for $1.684 billion. In addition, certain officers of Seagate Delaware, which we refer to as the “management group”, converted a portion of their restricted shares of Seagate Delaware common stock and unvested options to acquire Seagate Delaware common stock, valued at approximately $184 million, into deferred compensation plan interests and restricted ordinary and preferred shares of New SAC. We refer to the conversion of the management group’s common stock and options in Seagate Delaware as the management rollover. For ease of reference, we refer to these transactions as the “November 2000 transactions” throughout this proxy statement. The sponsors’ and our management’s ownership of New SAC is subject to a shareholders agreement and other arrangements that result in the sponsors and our management acting as a group with respect to all matters submitted to our shareholders. See “Certain Relationships and Related Transactions — New SAC Shareholders Agreement”, and “— New SAC Management Shareholders Agreement” starting on page 37 for more information regarding these agreements. The November 2000 transactions are described more fully below.

Stock Purchase and Merger Agreements.    Among the series of transactions that closed in November 2000, Seagate Delaware and one of its subsidiaries, Seagate Software Holdings, Inc., entered into a stock purchase agreement with Suez Acquisition Company. Under the stock purchase agreement, Suez Acquisition Company agreed to purchase all of the capital stock of Seagate Delaware’s operating subsidiaries. Suez Acquisition Company’s rights under the stock purchase agreement were subsequently assigned to New SAC, our parent company. At the same time that Seagate Delaware entered into the stock purchase agreement, Seagate Delaware and VERITAS Software Corporation entered into an agreement and plan of merger and reorganization, under which VERITAS agreed to acquire the remainder of Seagate Delaware by way of a reverse triangular merger, which is referred to as the “VERITAS Merger” throughout this proxy statement. The consideration received by Seagate Delaware’s stockholders in the merger consisted of VERITAS stock, cash and an interest in specified tax refunds that are attributable to Seagate Delaware.

Indemnification Agreement.    Under an indemnification agreement entered into in connection with the November 2000 transactions, New SAC and its subsidiaries are required to indemnify VERITAS and its affiliates for specified liabilities of Seagate Delaware and Seagate Software Holdings, Inc., a subsidiary of Seagate Delaware acquired by VERITAS in the VERITAS Merger, including periods prior to the closing of the November 2000 transactions. In return, VERITAS, Seagate Delaware and their affiliates agreed to indemnify New SAC and its subsidiaries for specified liabilities, including all taxes of Seagate Delaware for which New SAC is not obligated to indemnify VERITAS and its affiliates. In July 2002, we and those of our affiliates that are parties to the indemnification agreement entered into a reimbursement agreement that allocates the respective liabilities and obligations under the indemnification agreement. See “Certain Relationships and Related Transactions—Indemnification Agreement” on page 41 for more information regarding this agreement.

Management Rollover.    In connection with the November 2000 transactions, approximately 100 members of Seagate Delaware’s management group entered into rollover agreements under which they agreed not to receive merger consideration consisting of VERITAS stock and cash in respect of a portion of their unvested, restricted shares of Seagate Delaware’s common stock and unvested options to purchase those shares. The aggregate value of this foregone consideration was approximately $184 million. Instead of receiving this merger consideration, members of the management group received restricted ordinary and preferred shares of New SAC granted under New SAC’s 2000 Restricted Share Plan, adopted by the board of directors of New SAC at the closing of the November 2000 transactions, and participation interests in our deferred compensation plan. The restricted ordinary and preferred shares granted under the 2000 Restricted Share Plan vested as follows:

•	one-third of the shares vested on November 22, 2001;

•	one-third of the shares vested proportionately each month over the 18 months following November 22, 2001; and

•	the final one-third vested on May 22, 2003.

In addition, at the closing of the November 2000 transactions certain individuals purchased additional ordinary and preferred shares of New SAC for approximately $41 million in cash. Of this $41 million, approximately $21 million was purchased by members of the management group.

Following the closing of the November 2000 transactions, the board of directors of New SAC approved the 2001 Restricted Share Plan, which provides for the grant of restricted ordinary shares of New SAC and allows for the award of grants to management, employees, directors and consultants of New SAC and its affiliates. New SAC has issued 483,523 restricted ordinary shares under this plan. Restricted shares granted under the 2001 Restricted Share Plan vest as follows:

•	25% of the shares will vest on the first anniversary of the vesting commencement date; and

•	75% of the shares will vest proportionately each month over the 36 months following the first anniversary of the vesting commencement date.

New SAC redeemed all of its outstanding preferred shares as of March 14, 2003. As of June 27, 2003 there were 2,255,920 restricted ordinary shares outstanding under both the 2000 and 2001 Restricted Share Plans.

In connection with the management rollover, and in addition to the grant of restricted ordinary and preferred shares of New SAC, members of the management group received approximately $179 million of interests in deferred compensation plans adopted by our wholly-owned subsidiaries. Each member of the management group received an interest in one of the plans, with the substantial majority of the members receiving interests in the Seagate Technology HDD Holdings plan. At inception, the interests in the deferred compensation plan were subject to multi-year vesting.

In May 2002, we made $32 million in payments to participants in the deferred compensation plan. On June 19, 2002, the board of directors accelerated vesting of all deferred compensation interests under the terms of the plan. As a result of certain distributions by New SAC to holders of its preferred shares in connection with our initial public offering, Seagate Technology HDD Holdings became obligated to make payments of approximately $147 million to participants of its deferred compensation plan, including named executive officers. Those payments were made following the closing of our initial public offering, thereby satisfying all remaining obligations under the deferred compensation plan. See “Compensation of Executive Officers and Directors — Employment Agreements and Other Agreements — Rollover Agreements and Deferred Compensation Plans” on page 22 for more information regarding these arrangements.

The 2002 Refinancing

In May 2002, we refinanced all of our then outstanding indebtedness in a series of transactions that consisted of:

•	the repurchase of all of our $210 million principal amount 12½% senior subordinated notes due 2007;

•	the issuance and private placement of $400 million in aggregate principal amount of 8% senior notes due 2009 by our subsidiary, Seagate Technology HDD Holdings, and our unconditional guarantee, on a senior unsecured basis, of such notes (for ease of reference, we refer to these notes as our “8% senior notes” throughout this proxy statement);

•	the repayment of approximately $673 million under our previously existing senior secured credit facilities;

•	the entry by Seagate Technology HDD Holdings and Seagate Technology (US) Holdings, our indirect subsidiary, into new senior secured credit facilities, which consist of:

—	a $350 million term loan facility that has been drawn in full, and

—	a $150 million revolving credit facility, of which $31 million had been used for outstanding letters of credit and bankers’ guarantees as of June 27, 2003,

(for ease of reference we refer to these new credit facilities as our “senior secured credit facilities” throughout this proxy statement);

•	the distribution of approximately $167 million to our existing shareholders, consisting of New SAC and employees who had exercised options granted under our share option plan; and

•	the payment of approximately $32 million to deferred compensation plan participants, consisting of members of the management group.

For ease of reference, we refer to these refinancing transactions as the “2002 refinancing” throughout this proxy statement.

Our Initial Public Offering

On December 13, 2002, we completed the initial public offering of 72,500,000 of our common shares, 24,000,000 of which were sold by us and 48,500,000 of which were sold by New SAC, our parent company, as selling shareholder, at a price of $12 per share. We received proceeds from our sale of the 24,000,000 newly issued common shares of approximately $270 million after deducting underwriting fees, discounts and commissions. In connection with our initial public offering, all previously outstanding shares of preferred stock aggregating 400 million shares were converted by New SAC into our common stock. Immediately prior to the closing of our initial public offering, we paid a return of capital distribution of $262 million, or $0.65 per share, to the holders of our then-outstanding shares, including New SAC. We also paid a lump sum of approximately $12 million to members of our sponsor group in exchange for the discontinuation of an annual monitoring fee of $2 million. See “Certain Relationships and Related Transactions—Monitoring, Consulting and Financial Services Fees” on page 41.

New SAC received proceeds of approximately $557 million from the sale of 48,500,000 common shares in our initial public offering, after deducting underwriting discounts and commissions. New SAC distributed these net proceeds, together with the proceeds from the distribution described above, to holders of its preferred and ordinary shares. As a result of the distribution to New SAC’s preferred shareholders, our wholly-owned subsidiary, Seagate Technology HDD Holdings, became obligated to make payments of approximately $147 million to the participants in its deferred compensation plan. These payments were made following the closing of our initial public offering, and as a consequence there are no longer any outstanding obligations under that deferred compensation plan. See “Compensation of Executive Officers and Directors—Employment and Other Agreements—Rollover Agreements and Deferred Compensation Plans” on page 22.

Our Secondary Public Offering

Under the Seagate Technology Shareholders Agreement New SAC has demand registration rights to request from time to time that we register and sell shares of our common stock held by New SAC. New SAC exercised this right and on July 30, 2003, we completed the secondary public offering of 69,000,000 of our common shares, including 9,000,000 shares subject to the over-allotment option, all of which were sold by New SAC, as selling shareholder, at a price of $18.75 per share. New SAC received proceeds of approximately $1.3 billion, after deducting underwriting discounts and commissions of approximately $39 million. We incurred direct expenses aggregating approximately $1 million related to the offering. New SAC distributed its net proceeds to holders of its ordinary shares including approximately $245 million distributed to our officers and employees who hold ordinary shares of New SAC.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS

AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding the beneficial ownership of our outstanding common shares on September 15, 2003 by (1) each person who is known by us to own beneficially more than 5% of our outstanding voting power, (2) each director, director nominee and named executive officer, and (3) all of our directors, director nominees and executive officers as a group. To our knowledge, unless it is otherwise stated in the footnotes, each person listed below has sole voting and investment power with respect to his or her shares beneficially owned. For purposes of the tables below, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days after September 15, 2003. For purposes of computing the percentage of outstanding common shares held by each person or group of persons, any shares that such person or persons has the right to acquire within 60 days after September 15, 2003, are deemed to be outstanding but are not included as outstanding for the purpose of computing the percentage ownership of any other person.

Affiliates of Silver Lake Partners, Texas Pacific Group, August Capital, J.P. Morgan Partners, LLC and investment partnerships affiliated with Goldman Sachs & Co. indirectly own 20.0%, 13.9%, 7.2%, 4.1%, and 1.4%, respectively, of our outstanding common shares through their ownership of New SAC. Certain members of our management indirectly own, in the aggregate, 12.4% of our outstanding common shares through their ownership of New SAC. The sponsor group’s and managements’ ownership of New SAC is the subject of a shareholders agreement and other arrangements that result in the sponsors acting as a group with respect to all matters submitted to our shareholders.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned		Percentage of Class Beneficially Owned(1)
5% Holders:
New SAC c/o M&C Corporate Services Limited P.O. Box 309GT Ugland House South Church Street George Town, Grand Cayman Cayman Islands	282,500,000	(2)	63.0%
Affiliates of Silver Lake Partners, L.P. c/o Silver Lake Partners, L.P. 2725 Sand Hill Road Menlo Park, California 94025	282,500,000	(3)	63.0%
TPG SAC Advisors III Corp. c/o Texas Pacific Group 301 Commerce Street—Suite 3300 Fort Worth, Texas 76102	282,500,000	(4)	63.0%
Affiliates of August Capital III, L.P. 2480 Sand Hill Road—Suite 101 Menlo Park, California 94025	282,500,000	(5)	63.0%
Directors and named executive officers:
Stephen J. Luczo(6)	328,359	(7)	*
William D. Watkins(6)	475,538	(8)	*
Charles C. Pope(6)	285,322	(9)	*
Brian S. Dexheimer(6)	386,137	(10)	*
David A. Wickersham(6)	387,133	(11)	*
David Bonderman(12)	—	(13)	—
William W. Bradley(6)	—	(14)	—
James G. Coulter(12)	—	(15)	—

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned		Percentage of Class Beneficially Owned(1)
James A. Davidson(16)	—	(17)	—
Glenn H. Hutchins(16)	—	(18)	—
Donald E. Kiernan(6)	—	(19)	—
David F. Marquardt(20)	—	(21)	—
John W. Thompson(6)	—	(22)	—
Edward J. Zander(16)	—	(23)	—
All directors, director nominees and executive officers as a group (24 persons)	4,273,682	(24)	1.0%

*	Less than 1% of Seagate Technology’s common shares outstanding.

(1)	Percentage of class beneficially owned is based on 448,403,356 common shares outstanding as of September 15, 2003, together with applicable options to purchase common shares for each shareholder exercisable on September 15, 2003 or within 60 days thereafter. Each common share is entitled to one vote. We have determined beneficial ownership in accordance with the rules of the SEC based on factors, including voting and investment power, with respect to shares subject to applicable community property laws. Common shares issuable upon the exercise of options currently exercisable or exercisable within 60 days after September 15, 2003 are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage of any other person.

(2)	Messrs. Luczo, Watkins, Bonderman, Coulter, Davidson, Hutchins and Marquardt, in their capacities as directors of New SAC, may be deemed to have shared voting or dispositive power over the 282,500,000 common shares held by New SAC. Each of them, however, disclaims this beneficial ownership.

(3)	Includes the 282,500,000 common shares beneficially owned by New SAC, over which affiliates of Silver Lake Partners, L.P. may be deemed, as a result of their ownership of 31.8% of New SAC’s total outstanding shares, to have shared voting or dispositive power. The affiliates of Silver Lake Partners, L.P., however, disclaim this beneficial ownership. The affiliates of Silver Lake Partners, L.P. are Silver Lake Partners Cayman, L.P., Silver Lake Investors Cayman, L.P. and Silver Lake Technology Investors Cayman, L.P. The sole general partner of each of Silver Lake Partners Cayman, L.P. and Silver Lake Investors Cayman, L.P. is Silver Lake Technology Associates Cayman, L.P. and the sole general partner of each of Silver Lake Technology Associates Cayman, L.P. and Silver Lake Technology Investors Cayman, L.P. is Silver Lake (Offshore) AIV GP LTD. The shareholders of Silver Lake (Offshore) AIV GP LTD are James A. Davidson, Glenn H. Hutchins, Edward J. Zander, David J. Roux, Integral Capital Partners SLP LLC and Alan Austin. All persons identified above disclaim beneficial ownership of those shares.

(4)	Includes the 282,500,000 common shares beneficially owned by New SAC. The shareholders of TPG SAC Advisors III Corp. may be deemed to have shared voting or dispositive power over those shares. TPG SAC Advisors III Corp. is the sole general partner of TPG SAC GenPar, L.P., which is the sole general partner of SAC Investments, L.P., which owns approximately 22.1% of New SAC’s total outstanding shares. The shareholders of TPG SAC Advisors III Corp. are David Bonderman, James G. Coulter, William S. Price, Justin Chang and John Marren. Each of them, however, disclaims beneficial ownership of those shares.

(5)	Includes the 282,500,000 common shares beneficially owned by New SAC. The members of August Capital Management III, L.L.C. may be deemed to have shared voting or dispositive power of those shares. August Capital Management III, L.L.C. is the general partner of August Capital III, L.P., which, together with its affiliates, owns approximately 11.4% of New SAC’s outstanding shares. The members of August Capital Management III, L.L.C. are Andrew S. Rapaport, John Johnston, David F. Marquardt and Andrew Anker. Each of them, however, disclaims beneficial ownership of those shares.

(6)	The business address of each of these individuals is our office at 920 Disc Drive, Scotts Valley, California 95066.

(7)	Includes 153,359 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 15, 2003, including 59,880 common shares subject to options that are currently exercisable held by the Luczo 2002 Perpetual Family Trust. Does not include the 282,500,000 common shares beneficially owned by New SAC, over which Mr. Luczo may be deemed, in his capacity as a director and the chief executive officer of New SAC, to have shared voting or dispositive power. Mr. Luczo disclaims this beneficial ownership. Mr. Luczo owns 556,904 ordinary shares of New SAC, which represents approximately 4.9% of New SAC’s total outstanding shares.

(8)	Includes 475,538 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 15, 2003. Does not include the 282,500,000 common shares beneficially owned by New SAC, over which Mr. Watkins may be deemed, in his capacity as a director and the chief operating officer of New SAC, to have shared voting or dispositive power. Mr. Watkins disclaims this beneficial ownership. Mr. Watkins owns 179,132 ordinary shares of New SAC, which represents approximately 1.6% of New SAC’s total outstanding shares.

(9)	Includes 285,322 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 15, 2003, including 30,978 common shares subject to options that are currently exercisable held by the Christopher Charles Pope Trust – 2002, 30,978 common shares subject to options that are currently exercisable held by the Heidi Rachelle Pope Trust – 2002, 30,978 common shares subject to options that are currently exercisable held by the Heidi Gloria Pope Trust – 2002, 30,978 common shares subject to options that are currently exercisable held by the Holly Anne Pope – 2002 Trust and 30,978 common shares subject to options that are currently exercisable held by the Curtis Dean Pope Trust – 2002.

(10)	Includes 366,137 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 15, 2003, including 50,000 common shares subject to options that are currently exercisable held by the Dexheimer Generation Skipping Trust and 100,000 common shares subject to options that are currently exercisable held by the Dexheimer Grantor Retained Annuity Trust. Mr. Dexheimer disclaims beneficial ownership of the 50,000 common shares subject to options that are held by the Dexheimer Generation Skipping Trust.

(11)	Includes 386,137 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 15, 2003.

(12)	Messrs. Bonderman and Coulter are shareholders of TPG SAC Advisors III Corp., which is the sole general partner of TPG SAC GenPar, L.P., which is the sole general partner of SAC Investments, L.P., which owns shares of New SAC. Messrs. Bonderman and Coulter are also shareholders of each of TPG Advisors III, Inc. and T3 Advisors, Inc., each of which controls the investment funds that are the limited partners of SAC Investments, L.P. In addition, David Bonderman, James G. Coulter, Justin T. Chang, John W. Marren and William S. Price are principals of Texas Pacific Group and are shareholders of TPG SAC Advisors III Corp. As a result of the above, each of these individuals may be deemed to share beneficial ownership of the shares owned by SAC Investments, L.P. Each of them disclaims this beneficial ownership. The business address of each of these individuals is c/o TPG SAC Advisors III Corp. at the address listed in the table.

(13)	Does not include the 282,500,000 common shares beneficially owned by New SAC, over which Mr. Bonderman may be deemed, in his capacity as a director of New SAC, to have shared voting or dispositive power. Mr. Bonderman disclaims this beneficial ownership.

(14)	In connection with his election to our Board of Directors, Senator Bradley was granted options to purchase 100,000 of our common shares at an exercise price of $19.09 per share. A quarter of the option shares will vest on July 2, 2004. The remaining option shares will vest proportionally each month over the 36 months following July 2, 2004.

(15)	Does not include the 282,500,000 common shares beneficially owned by New SAC, over which Mr. Coulter may be deemed, in his capacity as a director of New SAC, to have shared voting or dispositive power. Mr. Coulter disclaims this beneficial ownership.

(16)	Messrs. Davidson, Hutchins and Zander are (a) shareholders and directors of Silver Lake (Offshore) AIV GP LTD, which is the sole general partner of Silver Lake Technology Associates Cayman, L.P. and Silver Lake Technology Investors Cayman, L.P. Silver Lake Technology Associates Cayman, L.P. is the sole general partner of each of Silver Lake Partners Cayman, L.P. and Silver Lake Investors Cayman, L.P., which we refer to as the Silver Lake funds, which together with Silver Lake Technology Investors Cayman, L.P. own shares of New SAC and (b) limited partners of Silver Lake Technology Associates Cayman, L.P. Mr. Hutchins is also a limited partner of Silver Lake Technology Investors Cayman, L.P. In addition, Messrs. Davidson and Hutchins are founders and principals of Silver Lake Partners, L.P., an affiliate of each of the Silver Lake funds. As a result of the above, Messrs. Davidson, Hutchins and Zander may be deemed to share beneficial ownership of the shares owned by the Silver Lake funds. Each of them disclaims this beneficial ownership. The business address of each of these individuals is c/o Silver Lake Partners, L.P. at the address listed in the table.

(17)	Does not include the 282,500,000 common shares beneficially owned by New SAC, over which Mr. Davidson may be deemed, in his capacity as a director of New SAC, to have shared voting or dispositive power. Mr. Davidson disclaims this beneficial ownership.

(18)	Does not include the 282,500,000 common shares beneficially owned by New SAC, over which Mr. Hutchins may be deemed, in his capacity as a director of New SAC, to have shared voting or dispositive power. Mr. Hutchins disclaims this beneficial ownership.

(19)	In connection with his election to our Board of Directors, Mr. Kiernan was granted options to purchase 100,000 of our common shares at an exercise price of $11.50 per share. A quarter of the option shares will vest on April 28, 2004. The remaining shares will vest proportionally each month over the 36 months following April 28, 2004.

(20)	Mr. Marquardt is an Investment Member of August Capital Management III, L.L.C., which is the general partner of each of August Capital III, L.P., August Capital Strategic Partners III, L.P. and August Capital III Founders Fund, L.P. As a result, he may be deemed to share beneficial ownership of these entities’ ownership of shares of New SAC. He disclaims this beneficial ownership. The business address of Mr. Marquardt is c/o August Capital Management, L.L.C. at the address listed in the table.

(21)	Does not include the 282,500,000 common shares beneficially owned by New SAC, over which Mr. Marquardt may be deemed, in his capacity as a director of New SAC, to have shared voting or dispositive power. Mr. Marquardt disclaims this beneficial ownership.

(22)	Mr. Thompson directly owns 10,000 ordinary shares of New SAC which he purchased for cash. In addition, Mr. Thompson was issued 1,000 ordinary shares of New SAC on March 21, 2001 and an additional 2,000 ordinary shares of New SAC on July 24, 2001. These shares were issued under New SAC’s 2001 Restricted Share Plan and vest proportionately each month over the 48 months following November 22, 2000.

(23)	In connection with his election to our Board of Directors, Mr. Zander was granted options to purchase 100,000 of our common shares at an exercise price of $14.00 per share. These options vest proportionately over four years from the date of grant.

(24)	Includes 3,770,818 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 15, 2003, including 646,453 common shares subject to options that are currently exercisable which are held by various family trusts established by certain of the executive officers. Mr. Dexheimer disclaims beneficial ownership of the 50,000 common shares subject to options that are held by the Dexheimer Generation Skipping Trust. Does not include the 282,500,000 common shares beneficially owned by New SAC, over which each of Messrs. Bonderman, Coulter, Davidson, Hutchins, Luczo, Marquardt and Watkins may be deemed, in his capacity as a director of New SAC, to have shared voting or dispositive power. Each of these directors disclaims this beneficial ownership.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

New SAC Shareholders Agreement

As of the date of the closing of the November 2000 transactions, our parent company, New SAC, entered into a shareholders agreement with our sponsor group and specified members of our management. The New SAC shareholders agreement will terminate in the event that 50% or more of New SAC’s shares are sold or distributed to the public or are actively traded on a national securities exchange.

Corporate Governance.    New SAC’s board of directors consists of nine members, three of whom are designated by Silver Lake Partners, two of whom are designated by Texas Pacific Group, one of whom is an executive officer of New SAC whose appointment is reasonably acceptable to a majority of the directors, one of whom is an independent director proposed by Silver Lake Partners, approved by Texas Pacific Group and reasonably acceptable to a majority of the directors, one of whom is the chief executive officer of New SAC and one of whom is a director elected pursuant to the provisions of New SAC’s governing documents. The consent of at least seven members of New SAC’s board of directors is required before New SAC may voluntarily commence a bankruptcy proceeding, enter into a material business combination, sell a material amount of assets, enter into a material transaction with a member of our sponsor group or any of its affiliates, authorize, issue or sell equity securities or options or warrants to purchase equity securities, pay dividends or redeem equity securities or amend its memorandum and articles of association. Accordingly, our ability to engage in some transactions requiring shareholder approval will effectively be limited without the consent of specified members of our sponsor group. In addition, the consent of eight directors is required to increase or decrease the size of New SAC’s board, and the consent of seven directors is required for the exercise of the drag-along rights described below, and the consent of at least five directors, with no management directors participating, is required to terminate the chief executive officer of New SAC or appoint a replacement for that position.

Preemptive Rights.    The parties to the New SAC shareholders agreement have preemptive rights allowing them to acquire for cash, in proportion to their respective shareholdings in New SAC, additional securities proposed to be issued and sold by New SAC, excluding shares issued upon the exercise of outstanding options granted under employee benefit plans or similar arrangements. If a shareholder fails to exercise its preemptive rights, New SAC has the right to sell these additional securities.

Transfer Restrictions; Tag-Along Rights; Drag-Along Rights.    No party to the New SAC shareholders agreement is permitted to sell, transfer or otherwise dispose of any of New SAC’s shares until the earlier of November 22, 2003 or 180 days after an initial public offering of New SAC, without the prior consent of both Silver Lake Partners and Texas Pacific Group, subject to customary exceptions. After the earlier of November 22, 2003 or 180 days after the initial public offering of New SAC, each shareholder party to the agreement will have a right of first offer to acquire any New SAC shares that another shareholder party to the New SAC shareholders agreement proposes to sell or otherwise transfer, and any third-party buyer will be subject to approval of New SAC’s board of directors, excluding those directors affiliated with the transferring shareholder. In addition, each shareholder party to the New SAC shareholders agreement and each member of the management group has customary tag-along rights, which are the rights to include its shares, on the same terms and conditions, in any sale by a shareholder party to the agreement to a third party, on a proportional basis based on relative ownership levels at that time. Finally, beginning after the earlier of November 22, 2003 or 180 days after an initial public offering of New SAC, any shareholders party to the New SAC shareholders agreement holding a majority of the outstanding shares of New SAC will also have drag-along rights, meaning that if such shareholder or shareholders receive an offer from a third party to purchase a majority of New SAC’s outstanding shares or enter into a business combination, such shareholder or shareholders will have the right to cause New SAC’s other shareholders to join in the sale or business combination on the same terms and conditions.

Registration Rights.    Subject to specified limitations, New SAC agreed in the New SAC shareholders agreement to include its shares owned by the shareholders party to the New SAC shareholders agreement, on a proportional basis, in any public offering, other than the initial public offering of its shares, by granting all shareholders party to the agreement unlimited piggyback registration rights, shareholders holding at least 20% of New SAC’s outstanding shares three demand registrations, and any single shareholder holding at least 10% of New SAC’s outstanding shares one demand registration right with respect to that shareholder. In addition, subject to certain conditions, all shareholders party to the New SAC shareholders agreement have an unlimited number of registration rights on Form S-3. New SAC has agreed to pay all registration expenses relating to these registrations and to indemnify the selling shareholders.

Distribution Upon Initial Public Offering of Certain Subsidiaries; New Shareholders Agreement.    At any time 190 days after the initial public offering of the shares of designated subsidiaries of New SAC, excluding us, Silver Lake Partners or Texas Pacific Group, or both, can require that New SAC distribute to its shareholders who are parties to the New SAC shareholders agreement the remaining shares of the newly public subsidiary held by New SAC. Under the terms of the New SAC shareholders agreement, upon the distribution of a newly public subsidiary’s shares pursuant to this provision, the newly public subsidiary is required to enter into a new agreement with the shareholders of New SAC who are parties to the New SAC shareholders agreement, on substantially the same terms as the New SAC shareholders agreement. Although this provision would have allowed Silver Lake Partners or Texas Pacific Group, or both, to cause a distribution of our common shares held by New SAC at any time after June 21, 2003, in connection with our initial public offering, Silver Lake Partners and Texas Pacific Group agreed not to exercise this right in the future. Instead, members of our sponsor group have entered into a new agreement, the material terms of which are summarized below. See “—Seagate Technology Shareholders Agreement.”

New SAC Management Shareholders Agreement

On the closing of the November 2000 transactions, New SAC entered into a management shareholders agreement with members of the management group. After the closing of the November 2000 transactions, other senior officers and employees of New SAC, who were granted shares or options to purchase shares, were required to join the New SAC management shareholders agreement. We refer to the members of the management group and these other persons as management shareholders. The New SAC management shareholders agreement, except for specified provisions relating to piggyback registration rights, will terminate when at least 50% of New SAC’s issued and outstanding ordinary shares have been sold or distributed to the public or are actively traded on a national securities exchange or interdealer quotation system.

Transfer Restrictions.    Under the New SAC management shareholders agreement, each management shareholder agreed, subject to customary exceptions, not to transfer any shares of New SAC acquired in connection with the November 2000 transactions prior to the earliest to occur of the sale of at least 15% of New SAC’s outstanding ordinary shares or the sale of New SAC ordinary shares that results in gross proceeds of at least $250 million in a qualified public offering, a change of control of New SAC, or November 22, 2005 for certain specified management shareholders who are senior managers of New SAC and November 22, 2002 for other management shareholders.

Tag-Along Rights.    Prior to a qualified public offering, management shareholders will have the tag-along rights that are provided in the New SAC shareholders agreement as detailed above, but only with respect to unrestricted and vested ordinary shares of New SAC.

Drag-Along Rights.    If any shareholders of New SAC party to the shareholders agreement holding a majority of the outstanding shares of New SAC receive an offer from a third party to purchase at least a majority of New SAC’s outstanding ordinary shares, and such shareholder or shareholders decide to accept that offer, then the management shareholders will be required to transfer a proportionate number of their vested preferred and ordinary shares of New SAC in that sale.

Right of First Refusal.    If, following the earliest to occur of a qualified public offering of New SAC, a change of control of New SAC and the fifth anniversary (with respect to management shareholders who are senior managers of New SAC) or the second anniversary (with respect to other management shareholders) of the closing of the November 2000 transactions, but prior to an initial public offering of New SAC, a management shareholder receives an offer from a third party to purchase any of his unrestricted and vested ordinary or preferred shares of New SAC, then New SAC will have the right of first refusal to purchase all such shares on substantially the same terms and conditions.

Call Rights.    If the employment of a management shareholder terminates for any reason prior to the fifth anniversary (with respect to management shareholders who are senior managers of New SAC) or the second anniversary (with respect to other management shareholders) of the closing of the November 2000 transactions, New SAC will have the option, for 60 days, to purchase any ordinary or preferred shares of New SAC held by that individual. If New SAC does not exercise that option within the 60-day period, then the members of our sponsor group and management shareholders who are our senior managers will have the same call right for 30 days.

Piggyback Registration Rights.    Each management shareholder will have the piggyback registration rights and the demand registration rights on Form S-3 contained in the shareholders agreement as detailed above.

Distribution Upon Initial Public Offering of Certain Subsidiaries; New Management Shareholders Agreement.    If Silver Lake Partners and/or Texas Pacific Group require New SAC to make a distribution of a newly public subsidiary’s shares, upon the occurrence of that distribution the newly public subsidiary of New SAC is required to enter into a new agreement with the management shareholders, on substantially the same terms as the management shareholders agreement. Such new management shareholders agreement would give the management shareholders all of the same rights discussed above, in respect of the newly public subsidiary of New SAC. Silver Lake Partners and Texas Pacific Group have agreed not to exercise this right in the future and, accordingly, we do not intend to enter into an agreement with the management shareholders. However, under the Seagate Technology Shareholders Agreement, we have agreed to grant the management shareholders limited registration rights with respect to our shares. See “—Seagate Technology Shareholders Agreement.”

Seagate Technology Shareholders Agreement

The Seagate Technology Shareholders Agreement, the principal terms of which are summarized below, became effective upon the closing of our initial public offering on December 13, 2002 and, except as discussed below, will terminate in the event that 50% or more of our shares are sold or distributed to the public or are actively traded on a national securities exchange.

Corporate Governance.    The Seagate Technology Shareholders Agreement provides for a Board of Directors of eleven members, four of whom are additional directors nominated by our Nominating and Corporate Governance Committee and approved by a majority of the Board of Directors (other than the additional directors), three of whom are designated by Silver Lake Partners, two of whom are designated by Texas Pacific Group, one of whom is a management director and one of whom is our Chief Executive Officer. The consent of at least seven members of our Board of Directors will be required before we may voluntarily commence a bankruptcy proceeding, enter into a business combination with any entity with consolidated assets that exceed 15% of our consolidated assets, sell assets in excess of 15% of our consolidated assets, authorize, issue or sell our equity securities or options or warrants to purchase our equity securities in excess of 15% of our outstanding shares, pay dividends in excess of 15% of our net income in the prior fiscal year, redeem equity securities in excess of 5% of our shareholders’ equity or amend our memorandum and articles of association. Accordingly, members of our sponsor group, acting together, may limit our ability to engage in transactions requiring shareholder approval or the approval of our Board of Directors. In addition, the consent of at least ten directors is required to increase or decrease the size of our Board of Directors, and the consent of at least seven directors, other than the Chief Executive Officer and the other management director participating, is required to terminate our Chief Executive Officer or appoint a replacement for that position. Notwithstanding these provisions, the parties to the Seagate Technology Shareholders Agreement have agreed that the composition and operation of our Board of Directors will be revised as necessary to permit us to comply with applicable law and the rules of the New York Stock Exchange. The provisions relating to the composition and operation of our Board of Directors will terminate upon the earlier of the termination of the Seagate Technology Shareholders Agreement or the date on which we are no longer entitled to the “controlled company” exception under the proposed rules of the New York Stock Exchange.

Transfer Restrictions; Tag-Along Rights.    New SAC may not transfer any of our shares until June 14, 2004 without the prior consent of Silver Lake Partners, Texas Pacific Group and our Chief Executive Officer. In addition, without the consent of Silver Lake Partners and Texas Pacific Group none of Stephen J. Luczo, our Chief Executive Officer, William D. Watkins, our president and chief operating officer, or Charles C. Pope, our executive vice president and chief financial officer, may transfer any of our shares that they acquire through the exercise of employee stock options (other than the same day sales of such number of shares which generates net sales proceeds equal to the exercise price and tax obligations generated by such exercise) until the earlier of June 14, 2004, the date New SAC transfers any of our shares or the termination of their employment. Between June 14, 2004 and December 14, 2006, New SAC will distribute all or part of our shares held by New SAC to the New SAC shareholders upon the request of either Silver Lake Partners or Texas Pacific Group. After December 14, 2006, any member of our sponsor group may request that New SAC distribute all of our shares that it continues to hold, if any, to New SAC’s shareholders. In no event will New SAC make more than one distribution in any three-month period. Each of Silver Lake Partners, Texas Pacific Group, August Capital and Integral Capital Partners have customary tag-along rights with respect to any transfer by Silver Lake Partners, Texas Pacific Group or August Capital of shares representing 3% of our outstanding common shares.

Registration Rights.    Subject to specified limitations, we have agreed to include any of our common shares owned by New SAC or any shareholder of New SAC, on a proportional basis, in any public offering of our common shares that takes place after June 12, 2003, by granting these persons unlimited piggyback registration rights, granting New SAC six demand registrations, granting each of Silver Lake Partners and Texas Pacific Group three demand registrations and granting August Capital one demand registration. In addition, after June 14, 2004, if our shares are held by New SAC, any of Silver Lake Partners, Texas Pacific Group or August Capital may exercise their demand rights by requiring that New SAC register any of our shares held by it.

Distributions Made In Connection With Our Initial Public Offering

Prior to the closing of our initial public offering, the following transactions were completed and the following funds were transferred. First, Seagate Technology International repaid an outstanding loan to Seagate Technology HDD Holdings in the amount of approximately $316 million. Second, Seagate Technology HDD Holdings distributed a return of share premium of approximately $334 million to us. Third, we distributed an aggregate of approximately $262 million, or approximately $0.65 per share, in distributions:

•	approximately $259 million of which was distributed to New SAC as the holder of 400 million of our Series A preferred shares; and

•	approximately $3 million of which was distributed to employees who held our common shares as of a December 6, 2002 record date.

Upon the closing of our initial public offering, our 400 million Series A preferred shares automatically converted into 400 million common shares and the underwriters transferred net primary proceeds of approximately $276 million to us and net secondary proceeds of approximately $557 million to New SAC as the selling shareholder.

After the closing of our initial public offering, New SAC distributed an aggregate of approximately $754 million to its preferred shareholders and an aggregate of approximately $62 million to its ordinary shareholders.

As a consequence of these distributions, approximately $147 million become due to participants in the deferred compensation plans maintained by our subsidiaries, Seagate Technology HDD Holdings and Seagate Technology SAN Holdings, which amount was fully paid after the closing of our initial public offering.

Monitoring, Consulting and Financial Service Fees

On the closing of the November 2000 transactions, our sponsor group was paid a consulting and financial advisory fee of $40 million. In addition, since the November 2000 transactions we have paid an annual fee of $2 million to Silver Lake Partners, Texas Pacific Group and August Capital, which has been shared among them, in exchange for the monitoring, management, business strategy, consulting and financial services that they provide. In connection with the closing of our initial public offering, we paid Silver Lake Partners, Texas Pacific Group and August Capital a lump sum of $12 million, which was shared among them, in exchange for the discontinuation of the annual monitoring fee of $2 million. However, we continue to reimburse Silver Lake Partners for the fees and expenses incurred by them in providing us with specific consulting and financial services. During fiscal year 2003 no such reimbursements were required to be made. Silver Lake Partners owns shares of New SAC representing approximately 31.8% of New SAC’s total outstanding ordinary shares, and three of New SAC’s board of directors (Messrs. Roux, Davidson and Hutchins) and three members of our Board of Directors (Messrs. Davidson, Hutchins and Zander) are principals of Silver Lake Partners. Texas Pacific Group owns shares of New SAC representing approximately 22.1% of New SAC’s total outstanding ordinary shares, and two of New SAC’s and our board members (Messrs. Bonderman and Coulter) are principals of Texas Pacific Group. August Capital owns shares of New SAC representing approximately 11.4% of New SAC’s total outstanding ordinary shares, and one of New SAC’s and our board members (Mr. Marquardt) is a co-founder of August Capital.

Indemnification Agreement

In connection with the stock purchase agreement and the merger agreement described in “Historical Transactions—November 2000 Transactions,” on March 29, 2000, New SAC entered into an indemnification agreement with Seagate Delaware and VERITAS. Under the indemnification agreement, New SAC and its subsidiaries jointly and severally agreed to indemnify Seagate Delaware and VERITAS and their affiliates from and against specified losses relating to taxes and other liabilities incurred as a result of the ownership and operation by Seagate Delaware and its predecessors or affiliates, other than VERITAS and its subsidiaries, of their businesses, properties and assets prior to, and certain conduct by New SAC and its affiliates after, the closing of the November 2000 transactions. In addition, Seagate Delaware, VERITAS and their affiliates jointly and severally agreed to indemnify New SAC and its subsidiaries from and against specified losses relating to taxes and other liabilities incurred as a result of their ownership and operation of their businesses, properties and assets prior to, and certain conduct by them after, the closing of the November 2000 transactions.

On the closing of the November 2000 transactions, VERITAS deposited $150 million of cash into an escrow account. The escrow agreement permits New SAC to withdraw all or a portion of the escrowed funds to satisfy certain tax liabilities that were assumed by New SAC as part of the November 2000 transactions that relate to and for which New SAC will become liable, if at all, on completion of the tax audits of Seagate Delaware for those taxable periods beginning on or after July 1, 1999 and ending on or before the closing of the November 2000 transactions. To the extent that any part of the $150 million is not utilized to satisfy these tax liabilities, it will be paid out to the former Seagate Delaware stockholders.

In July 2002, we and those of our affiliates that are parties to the indemnification agreement entered into a reimbursement agreement for the purpose of allocating the respective liabilities and obligations under the indemnification agreement among ourselves. Under the reimbursement agreement, if we and our affiliates become obligated to indemnify Seagate Delaware, VERITAS or any of their affiliates for tax liabilities under the indemnification agreement, Seagate Technology HDD Holdings will be responsible for the first $125 million of the tax liabilities, and any amount exceeding $125 million will then be allocated among Seagate Technology

HDD Holdings, Seagate Technology SAN Holdings, Certance Holdings and Seagate Software (Cayman) Holdings on a pro rata basis in accordance with the portion of the purchase price allocated to each entity in connection with the November 2000 transactions. For indemnification obligations other than tax liabilities under the indemnification agreement, the entity that is responsible for causing the indemnification obligation will reimburse the entity that satisfies the obligation on behalf of the other indemnitors to the extent that the claim is attributable to the responsible entity.

Indemnification of Directors and Officers

Our articles of association provide for the indemnification of our directors and officers against liabilities that they may incur while discharging the duties of their offices. See “Compensation of Executive Officers and Directors—Employment and Other Agreements—Director and Officer Indemnification and Insurance.”

We have entered into indemnification agreements with our directors and officers, under which we agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that the director or officer is or was our director, officer, employee or agent, provided that the director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interest.

Transactions with Our Affiliates

Tax Allocation Agreement.    Our U.S. subsidiaries are or were included in certain U.S. state unitary and combined returns with Certance (US) Holdings and Crystal Decisions, Inc., indirect subsidiaries of New SAC and our affiliates. We entered into a state tax allocation agreement with these New SAC affiliates effective as of November 23, 2000. Under the terms of the state tax allocation agreement, each company computes hypothetical tax returns (with certain modifications) as if the company was not included in combined returns with the other New SAC affiliates. Each company must pay the positive amount of any such hypothetical taxes. If the hypothetical tax returns show entitlement to refunds, including any refunds attributable to carrybacks, then the other New SAC affiliates will pay the company the amount of such refunds within 30 days of the close of the fiscal year the New SAC affiliate otherwise would have been able to utilize the net operating losses or tax credits on a separate return filing basis. As of September 15, 2003, there were no tax related amounts owed to or due from any New SAC affiliates.

Sale of XIOtech Corporation.    On November 4, 2002, we sold XIOtech, one of our indirect subsidiaries, to New SAC. New SAC in turn sold 51% of XIOtech to a third party in a transaction in which XIOtech also sold newly issued shares to this third party. As a result, New SAC has retained an interest of less than 20% of XIOtech.

In consideration of our sale of XIOtech to New SAC, we received a $32 million promissory note from New SAC. The amount of this promissory note was equal to the estimated fair value of XIOtech as of the date of the sale, net of intercompany indebtedness. This estimate as to fair value was based in part on the per share price paid by the third party investor to New SAC for XIOtech. Immediately after the sale of XIOtech to New SAC, we made an in-kind pro rata distribution of the entire promissory note to our existing shareholders, including New SAC, which at the time owned 99.4% of our outstanding shares. That portion of the promissory note distributed back to New SAC was cancelled, and New SAC immediately paid off the remaining 0.6% of the promissory note held by our minority shareholders. As a result of our sale of XIOtech, as of November 4, 2002, we no longer consolidate XIOtech’s operations with our operations.

Because New SAC at the time owned approximately 99.4% of our outstanding shares, our sale of XIOtech to New SAC was recorded as a distribution of an amount equal to the net book value of XIOtech rather than as a sale for the fair value of the note.

In connection with our sale of XIOtech, we entered into a supply agreement dated November 4, 2002 under which XIOtech has the option to purchase rigid disc drives from us, and, based upon current and expected purchasing volumes, we expect to be one of XIOtech’s largest suppliers. In addition, we agreed to other arrangements with XIOtech which, among other things, allow XIOtech to market itself as a “Seagate affiliated company” until November 2004. We also provided XIOtech with other transitional services at cost through March 2003, including the services of specified members of XIOtech’s senior management, payroll, legal, tax, information technology and other administrative services. In addition, we also provided limited sales support functions to XIOtech through March 2003. The aggregate amount paid by XIOtech to us for these services during fiscal year 2003 was approximately $32 million. We are also a guarantor on the real estate lease of XIOtech’s corporate headquarters, which has annual rental payments of approximately $1.4 million and expires in April 2007. Finally, XIOtech reimburses us for the cost (approximately $428,000 per year) of renting certain facilities used by them pursuant to a lease agreement which expires in June 2006.

Rebranding of Removable Storage Solutions.    We have entered into an agreement, effective as of October 24, 2002, with Seagate Removable Storage Solutions Holdings, a direct subsidiary of New SAC, pursuant to which it and its subsidiaries agreed to discontinue their use of the Seagate brand and logo. In exchange, we agreed to reimburse Seagate Removable Storage Solutions Holdings, which is now known as Certance Holdings, and its subsidiaries for up to $1.5 million of out-of-pocket costs incurred in the course of rebranding their business. In fiscal year 2003 we reimbursed Certance Holdings for approximately $900,000 of such expenses. As of September 15, 2003, Certance Holdings has invoiced us for approximately $150,000 of such expenses relating to fiscal year 2004. During fiscal year 2003 Mr. Waite, our Executive Vice President and Chief Administrative Officer, was a director and an executive officer of Certance Holdings (an affiliate of Seagate Technology). Mr. Luczo, our Chief Executive Officer and Chairman of the Board of Directors, and Mr. Watkins, our President, Chief Operating Officer and one of our directors, also served as directors and as executive officers of Certance Holdings during fiscal year 2003. Messrs. Luczo and Watkins ceased to be directors and officers of Certance Holdings during the second half of fiscal year 2003.

Transactions Involving Our Management

Brian S. Dexheimer, who is one of our executive vice presidents, borrowed $500,000 from Seagate Technology LLC pursuant to a promissory note dated October 10, 2000. The principal of, and the accrued but unpaid interest on, this note will be due and payable on October 10, 2005. Interest on this note accrues at a rate of 8% per year but will be forgiven every year so long as Mr. Dexheimer remains employed by Seagate Technology LLC. Additionally, $83,333 of the principal of the note will be forgiven on the second, third and fourth anniversaries of the effective date of the note as long as Mr. Dexheimer remains employed by Seagate Technology LLC. In the event that Mr. Dexheimer voluntarily resigns or is terminated for cause before October 10, 2005, all of the unforgiven principal plus any accrued interest will become immediately due and payable. If, however, Mr. Dexheimer is terminated as a result of a reduction in workforce initiated by Seagate Technology LLC or becomes deceased, then the principal amount of the note will be due and payable on October 10, 2005 and all interest will be forgiven. As of September 15, 2003, $416,667 of this loan was outstanding.

Jeremy Tennenbaum, who is one of our executive vice presidents, borrowed $1.2 million from Seagate Technology LLC pursuant to a promissory note dated February 16, 2001. The principal of, and the accrued but unpaid interest on, this note will be due and payable on February 16, 2006. Interest on this note accrues at a rate of 8% per year but will be forgiven every year so long as Mr. Tennenbaum remains employed by Seagate Technology LLC. Additionally, $200,000 of the principal of the note will be forgiven on the second, third and fourth anniversaries of the effective date of the note as long as he remains employed by Seagate Technology LLC. In the event that Mr. Tennenbaum voluntarily resigns or is terminated for cause before February 16, 2006, all of the unforgiven principal plus any accrued interest will become immediately due and payable. If, however, Mr. Tennenbaum is terminated as a result of a reduction in workforce initiated by Seagate Technology LLC or becomes decreased, then the principal of the note will be due and payable on February 20, 2006 and all interest will be forgiven. As of September 15, 2003, $1.0 million of this loan was outstanding.

Patrick J. O’Malley III, who is one of our senior vice presidents, borrowed $500,000 from Seagate Technology LLC pursuant to a promissory note dated October 10, 2000. The principal of, and the accrued but unpaid interest on, this note will be due and payable on October 10, 2005. Interest on this note accrues at a rate of 8% per year but will be forgiven every year so long as Mr. O’Malley remains employed by Seagate Technology LLC. Additionally, $83,333 of the principal of the note will be forgiven on the second, third and fourth anniversaries of the effective date of the note as long as he remains employed by Seagate Technology LLC. In the event that Mr. O’Malley voluntarily resigns or is terminated for cause before October 10, 2005, all of the unforgiven principal plus any accrued interest will become immediately due and payable. If, however, Mr. O’Malley is terminated as a result of a reduction in workforce initiated by Seagate Technology LLC or becomes deceased, then the principal of the note will be due and payable on October 10, 2005, and all interest will be forgiven. As of September 15, 2003, $416,667 of this loan was outstanding.

Stephen J. Luczo, our Chief Executive Officer, personally loaned $1 million each to one of our executive vice presidents and one of our senior vice presidents to enable them to purchase ordinary and preferred shares of New SAC at the time of the November 2000 transactions. Both officers used the proceeds from these loans to purchase from New SAC 10,000 of its ordinary shares and 10,000 of its preferred shares. The loans bear interest at a rate of 5.92% per annum, must be repaid (together with all accrued and unpaid interest) to Mr. Luczo no later than December 1, 2005, and were made on a full recourse basis. One of these loans was extended to William L. Hudson, our general counsel. In addition, Donald L. Waite, our chief administrative officer, personally loaned Mr. Hudson a total of approximately $350,000 on substantially similar terms as the loan from Mr. Luczo to fund a portion of Mr. Hudson’s investment in New SAC as well as associated tax liabilities. In December 2002, Mr. Hudson repaid all outstanding amounts under his loans from Mr. Luczo and Mr. Waite. Mr. Waite also personally loaned $1 million to another one of our executive vice presidents who used the proceeds of the loan to fund the purchase of 10,000 ordinary shares and 10,000 preferred shares of New SAC from Mr. Waite shortly after the November 2000 transactions. This loan is secured by a pledge of the acquired shares, bears interest at a rate of 5.61% per annum, is subject to mandatory prepayment under specified circumstances, must be repaid (together with all accrued and unpaid interest) to Mr. Waite no later than January 15, 2006, and was made on a full recourse basis. As at September 15, 2003, Mr. Waite had received payment of accrued interest on this loan up to December 15, 2002 and payment of $210,000 of the outstanding principal loan amount. William D. Watkins, our president, personally loaned one of our senior vice presidents a total of approximately $350,000, the full amount of which has since been repaid, to enable the senior vice president to satisfy tax liabilities associated with his receipt of New SAC equity.

Patrick Waite, a son of Donald L. Waite, our Executive Vice President and Chief Administrative Officer, is employed by us as a Vice President of Finance. His compensation is comparable to other Seagate Technology personnel at a similar level.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Seagate Technology’s directors and officers, and any person who beneficially owns more than ten percent of Seagate Technology’s common shares, to file reports of securities ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and greater than ten percent shareholders are also required by SEC rules to furnish Seagate Technology with copies of all Section 16(a) forms that they file.

Based solely on its review of copies of such reports furnished to Seagate Technology, the absence of a Form 3 or Form 5 or written representations that no Form 5 was required, Seagate Technology believes that all Section 16(a) filing requirements applicable to its officers, directors and beneficial owners of more than 10% of Seagate Technology’s common shares during the fiscal year ended June 27, 2003 were satisfied.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

Seagate Technology’s 2004 Annual General Meeting of Shareholders is expected to occur in October 2004. In accordance with the rules established by the Securities and Exchange Commission, any shareholder proposal submitted pursuant to Rule 14a-8 to be included in the proxy statement for that meeting must be received by Seagate Technology no later than June 9, 2004. If you would like to submit a shareholder proposal to be included in those proxy materials, you should send your proposal to Seagate Technology at 920 Disc Drive, Scotts Valley, California 95066, Attention: William L. Hudson, General Counsel. In order for your proposal to be included in the proxy statement, the proposal must comply with the requirements established by the Securities and Exchange Commission.

If a shareholder wishes to bring business before the 2004 Annual General Meeting that is not the subject of a proposal timely submitted, or eligible, for inclusion in the proxy statement for that meeting, notice of such business must be received by Seagate Technology’s General Counsel at the address specified above, no later than August 23, 2004. If a shareholder fails to comply with the forgoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when and if the proposal is raised at the 2004 Annual General Meeting.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing by Seagate Technology under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Report of the Compensation Committee,” “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) and “Performance Graph,” as well as the Audit Committee Charter attached as Appendix A, will not be deemed incorporated, unless specifically provided otherwise in that other filing.

ANNUAL REPORT

A copy of our combined annual report to shareholders and annual report on Form 10-K (excluding exhibits) for the fiscal year ended June 27, 2003 accompanies this proxy statement. An additional copy, including exhibits, will be furnished without charge to beneficial shareholders or shareholders of record upon request to Investor Relations, Seagate Technology, 920 Disc Drive, Mail Stop SV01D4, Scotts Valley, California 95066, or upon calling (831) 439-5337.

By Order of the Board of Directors,

William L. Hudson

Executive Vice President, General Counsel and

Corporate Secretary

October     , 2003

Appendix A

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF SEAGATE TECHNOLOGY

January 30, 2003

I.	PURPOSE:

The Audit Committee (the “Committee”) of the Board of Directors of Seagate Technology (the “Company”) shall:

1.	Provide assistance to the Board of Directors in fulfilling its responsibility to the Company’s shareholders, potential shareholders and the investment community with respect to its oversight of:

A.	The quality and integrity of the Company’s financial statements;

B.	The Company’s compliance with legal and regulatory requirements;

C.	The independent auditors’ qualifications and independence; and

D.	The performance of the Company’s internal auditors and its independent auditors.

2.	Prepare the report that the rules of the Securities and Exchange Commission (the “SEC”) require to be included in the Company’s annual proxy statement.

II.	COMPOSITION AND POLICIES:

The following are the primary operating policies of the Committee:

1.	The Committee shall be composed of three (3) or more members of the Board of Directors and shall elect a Chairman from among their members to serve in that capacity until a new Chairman is elected. Each Committee member shall be “independent” under the rules of the New York Stock Exchange, Inc. Each Committee member shall have a working familiarity with basic finance and accounting practices (or acquire such familiarity within a reasonable period after his or her appointment). No member of the Committee shall receive compensation other than (i) directors’ fees (which fees may take the form of cash, securities or other consideration) for service as a director of the Company, including reasonable compensation for serving on the Committee and regular benefits that other directors receive and (ii) a pension or similar compensation for past performance, provided that such compensation is not conditioned on continued or future service to the Company.

2.	The Committee shall hold such meetings as deemed necessary but shall meet a minimum of four (4) times per calendar year. The Committee shall, to the extent required by applicable exchange listing standards, and may, to the extent it otherwise deems appropriate, periodically meet separately with each of management, the director of the Company’s internal auditing department and the Company’s independent auditors to discuss any matters that the Committee or each of these groups believe would be appropriate to discuss privately. In addition, the Committee shall, to the extent required by applicable exchange listing standards, and may, to the extent it otherwise deems appropriate, meet with the Company’s independent auditor and management quarterly to review the Company’s financial statements. Minutes of all Committee meetings shall be taken and approved at subsequent meetings.

3.	Upon the request of the Company’s independent auditors, the Chairman of the Committee shall convene a meeting of the Committee to consider any matters such auditors believe should be brought to the attention of the Committee, the Board of Directors or the Company’s shareholders.

4.	The Committee has the authority to direct and supervise an investigation into any matter, including the authority to retain legal, accounting or other advisors. The independent auditors are ultimately accountable to the Board of Directors and the Audit Committee. The Committee has the ultimate power to hire or remove the independent auditors.

5.	Two (2) members of the Committee shall be necessary to constitute a quorum, and in every case the affirmative vote of two (2) members shall be necessary for the taking of any action.

III.	FUNCTIONS AND DUTIES:

The Committee is charged with the responsibility for:

1.	Reviewing with management and the independent auditors prior to public dissemination the annual audited financial statements to be included in the annual report (Form 10-K) and the quarterly financial statement to be included in the quarterly reports (Form 10-Q) filed with the Securities and Exchange Commission (the “SEC”), in each case including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”1

2.	Reviewing and discussing with the Company’s independent auditors and management the Company’s earnings press releases (paying particular attention to the use of any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance;

3.	Retaining and terminating the Company’s independent auditors and approving all audit engagement fees and terms;

4.	Informing each registered public accounting firm performing work for the Company that such firm shall report directly to the Committee;

5.	Overseeing the work of any registered public accounting firm employed by the Company, including the resolution of any disagreement between management and the auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or related work;

6.	Approving in advance any significant audit or non-audit engagement or relationship between the Company and its independent auditors, other than “prohibited non-auditing services;”2 provided, however, that pre-approval is not necessary for minor audit services under specified circumstances;[3]

[1]	The Committee’s discussion with the Company’s independent auditors shall include all matters required to be discussed by Statement of Auditing Standards No. 61, the Committee’s judgments about the quality and acceptability of the accounting principles applied by the independent auditors, the reasonableness of significant judgments made by the independent auditors, and the clarity of the related disclosures. Also, the Committee shall discuss the results of the annual and quarterly audits and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, and the Committee shall take into account the opinions of the Company’s internal auditors and management as well as those of the independent auditors in assessing the quality of the Company’s annual and quarterly audits.
[2]	The following shall be “prohibited non-auditing services:” (i) bookkeeping or other services related to the accounting records or financial statements of the audit client; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, providing fairness opinions or preparing contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management functions or human resources; (vii) broker or dealer, investment advisor or investment banking services; (viii) legal services and expert services unrelated to the audit; and (ix) any other service that the Public Company Accounting Oversight Board prohibits through regulation.
[3]

Pre-approval for minor audit services is not necessary if (i) the aggregate amount of all such non-audit services provided to the Company constitutes not more than five percent of the total amount of revenues

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7.	The Committee shall confirm the independence of the auditors by such methods as it deems appropriate or are required by applicable exchange listing standards. Among other things, such methods may include obtaining from the independent auditor’s a written statement outlining (i) their relationships with the Company and any matters that might reasonably be expected to affect their independence and determine their qualifications, (ii) the independent auditing firm’s internal quality control procedures, and (iii) any material issues raised by the most recent internal quality control review, or peer review, of the independent auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditing firm, and any steps taken to deal with such issues;

8.	Ensuring that there be a rotation of the lead audit partner of the Company’s independent auditing firm at least every five years;

9.	Confirming with the independent auditing firm retained to provide audit services for any fiscal year that the lead audit partner, or the audit partner responsible for reviewing the audit, has not performed audit services for the Company in each of the five previous fiscal years of the Company;

10.	Reviewing annually the combined audit plans of the independent auditors and internal auditors;

11.	Meeting with the independent auditors at the completion of their annual examination to review their evaluation of the financial reporting and internal controls of the Company and any changes required in the originally planned audit program;

12.	Meeting with the internal auditors on an ongoing basis to review:

A.	Audit results;

B.	Reports on exposures/controls, irregularities and control failures;

C.	The disposition of recommendations for improvements in internal controls made by internal and external auditors; and

D.	Any changes required in the originally planned audit program;

13.	Reviewing the reports of examinations by regulatory authorities;

14.	Monitoring the Company’s policies and procedures for the review of expenses and perquisites of selected members of senior management;

15.	Overseeing the monitoring of the Company’s code of business conduct and ethics;

16.	Performing any special reviews, investigations or oversight responsibilities required by the Board of Directors or its Chairman such as investment policies and periodic oversight of certain budgetary measures;

17.	Reporting to the Board of Directors on the results of the activities of the Committee as well as reporting to shareholders as required in annual meeting proxies;

paid by the Company to its auditor during the fiscal year in which the non-audit services are provided; (ii) such services were not recognized by the Company at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee to whom authority to grant such approvals has been delegated by the Committee. The Committee may delegate one or more of its members the authority to approve in advance all significant audit or non-audit services to be provided by the independent auditors so long as it is presented to the full Committee at a later time.

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18.	Consider comments by the independent auditors suggesting improvements in internal accounting controls and the response by management to such comments;

19.	Monitor policies and address conflicts of interest, unethical, questionable or illegal activities by Company employees; and

20.	Review periodically legal and related matters that could have a significant impact on the Company’s financial statements with the Company’s General Counsel.

IV.	FINANCIAL REPORTING PROCESS

1.	In connection with performing its duties under Section 2 of this Charter, the Committee should obtain and discuss with the Company’s management and its independent auditors reports from management and the independent auditors regarding:

A.	All critical accounting policies and practices to be used by the Company;

B.	Analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of the alternative disclosures and treatments, and the treatment preferred by the independent auditors;

C.	Major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles;

D.	Major issues as to the adequacy of the Company’s internal controls and any specific audit steps adopted in light of material control deficiencies; and

E.	Any other material written communications between the independent auditors and the Company’s management.

2.	The Committee shall, to the extent required by applicable exchange listing requirements, and may, to the extent it otherwise deems appropriate, review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

3.	The Committee shall review with the independent auditors:

A.	Any audit problems or other difficulties encountered by the independent auditors in the course of the audit process, including any restrictions on the scope of the independent auditors’ activities or on access to requested information;

B.	Any significant disagreements between the independent auditors and management; and

C.	Management’s response to any issues raised by the independent auditors.

Without excluding other possibilities, the Committee may wish to review with the independent auditors (i) any accounting adjustments that were noted or proposed by the independent auditors but were “passed” (as immaterial or otherwise), (ii) any communications between the audit team and the independent auditing firm’s national office respecting auditing or accounting issues presented by the engagement, and (iii) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company.

4.	The Committee shall, to the extent required by applicable exchange listing requirements, and may, to the extent it otherwise deems appropriate, review and discuss with the independent auditors the responsibilities, budget and staffing of the Company’s internal audit function.

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V.	LEGAL COMPLIANCE

1.	The Committee shall, to the extent required by applicable exchange listing requirements, and may, to the extent it otherwise deems appropriate, discuss with the Company’s management and its independent auditors the Company’s guidelines and policies with respect to risk assessment and risk management.

2.	The Committee shall, to the extent required by applicable exchange listing requirements, and may, to the extent it otherwise deems appropriate, discuss the Company’s major financial risk exposures and the steps the Company’s management and has taken to monitor and control such exposures.

3.	The Committee shall, to the extent required by applicable exchange listing requirements, set clear hiring policies for employees or former employees of the Company’s independent auditors. At a minimum, these policies should provide that any registered public accounting firm may not provide audit services to the Company if the Company’s Chief Executive Officer, Controller, Chief Financial Officer, Chief Accounting Officer or any person serving in an equivalent capacity for the Company was employed by the registered public accounting firm and participated in the audit of the Company within one year of the initiation of the current audit.

4.	The Committee shall, to the extent required by applicable exchange listing requirements and may, to the extent it otherwise deems appropriate, establish procedures for:

A.	The receipt, retention and treatment of complaints received by the Company regarding accounting, internal audit controls, or auditing matters; and

B.	The confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

VI.	REPORTS

1.	The Committee shall prepare or review all reports required to be prepared by audit committees and included in annual proxy statements in accordance with the applicable rules and regulations of the SEC.

2.	The Committee shall, to the extent required by applicable listing requirements or is requested by the Board of Directors, and may, to the extent it otherwise deems it appropriate, regularly report to the full Board of Directors, including with respect to any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance of the Company’s independent auditors and the performance of the Company’s internal audit function.

3.	The Committee shall, to the extent required by applicable listing requirements, perform a review and evaluation, at least annually, of the performance of the Committee and its members, including by reviewing the compliance of the Committee with this Charter.

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS OF SEAGATE TECHNOLOGY

2003 ANNUAL GENERAL MEETING OF SHAREHOLDERS

The undersigned, whose signature appears on the reverse, hereby appoints Donald E. Kiernan, James A. Davidson and Stephen J. Luczo, as proxies, each with full powers of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side hereof, all common shares of Seagate Technology held of record by the undersigned on September 5, 2003 at the 2003 Annual General Meeting of shareholders of Seagate Technology to be held on Wednesday, October 29, 2003 at 10:00 a.m. Pacific Standard Time, at the Quadrus Conference Center at 2400 Sand Hill Road, Menlo Park, California 94025 and at any postponement or adjournment thereof. The undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual General Meeting and at any adjournment or postponement thereof. In the event of a vote on a show of hands on any proposal or other matter properly coming before the Annual General Meeting, Stephen J. Luczo shall be entitled to vote the undersigned’s shares, as designated on the reverse side hereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS DULY EXECUTED AND RETURNED, BUT NO VOTING DIRECTIONS ARE GIVEN HEREIN, THEN THIS PROXY WILL BE VOTED “FOR” EACH OF PROPOSALS 1, AND 2, AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING.

Please mark, sign, date and return this proxy card in the enclosed reply envelope. In order for your proxy to be voted, your proxy must be received by mail no later than 5:00 p.m., Pacific Standard Time, on October 28, 2003.

(Continued and to be signed and dated on the reverse side)

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF PROPOSALS 1, AND 2.

Votes must be indicated [ x ] in Black or Blue Ink.

1.    Proposal to elect the following nominees to serve as directors of Seagate Technology until the 2004 annual general meeting and until their successors are elected:

Nominees for the Board of Directors:

David Bonderman	Stephen J. Luczo

William W. Bradley	David F. Marquardt

James G. Coulter	John W. Thompson

James A. Davidson	Edward J. Zander

Glenn H. Hutchins	William D. Watkins

Donald E. Kiernan

[ ] FOR all nominees listed	[ ] WITHHOLD AUTHORITY to vote for all nominees listed

[ ] FOR all nominees listed, except vote withheld for the following nominee(s):

2.    Proposal to approve the material terms of Seagate Technology’s annual incentive bonus plan.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

3.    Proposal to ratify the appointment of Ernst & Young LLP to serve as independent auditors of Seagate Technology for the fiscal year ending July 2, 2004:

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS OF WHICH SEAGATE TECHNOLOGY DID NOT HAVE NOTICE ON OR BEFORE AUGUST 15, 2003 AS MAY PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF (INCLUDING THE APPOINTMENT OF A PERSON TO SERVE AS DIRECTOR OF ANY OF THE ABOVE NOMINEES ARE UNABLE TO SERVE).

If you plan to attend the Annual General meeting, please mark here [    ]

Change of Address and/or Comments mark here [ ]

The signer(s) hereby acknowledge(s) receipt of the Notice of the 2003 Annual General Meeting of Shareholders and accompanying proxy statement.

Date: , 2003

Signature

Signature

Sign exactly as name appears hereon. (If shares are held in joint names, both should sign. If signing as Attorney, Executor, Administrator, Trustee or Guardian, please give your title as such. If the signer is a corporation, please sign in the full corporate name by duly authorized officer. If a partnership, a partner should sign in partnership name.) Please sign, date and return promptly.